Exhibit 10.3

Execution Copy

LETTER AGREEMENT

dated as of

February 28, 2007

among

AMERICAN HOME MORTGAGE ACCEPTANCE, INC.

AMERICAN HOME MORTGAGE CORP.

AMERICAN HOME MORTGAGE INVESTMENT CORP.

and

AMERICAN HOME MORTGAGE SERVICING, INC.,

as Sellers,

AMERICAN HOME MORTGAGE SERVICING, INC.,

as Servicer,

THE PURCHASERS FROM TIME TO TIME PARTY HERETO,

THE GROUP AGENTS FROM TIME TO TIME PARTY HERETO,

and

ABN AMRO BANK N.V.,

as Agent

Table of Contents

1.	Defined Terms.	4
2.	Purchases.	14
3.	Buyer Acting as Agent	16
4.	Pricing Rate; Fees; Payments and Computations.	16
5.	Interest Protection.	17
6.	Capital Adequacy.	18
7.	Breakage Costs	19
8.	Taxes.	19
9.	Conditions Precedent.	21
10.	Representations and Warranties	23
11.	Affirmative Covenants	29
12.	Negative Covenants	36
13.	Servicing Provisions.	38
14.	Binding Effect; Assignments and Participations; Joinder.	42
15.	Amendments and Waivers	44
16.	Notices	44
17.	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.	44
18.	Right of Setoff	45
19.	Ratable Payments	45
20.	Limitation of Liability.	46
21.	No Insolvency Proceedings	46
22.	Confidentiality.	47
23.	Counterparts	48
24.	No Waiver; Remedies	48
25.	Integration; Binding Effect; Survival of Termination	48

SCHEDULE I	Groups; Commitments; Purchase Limits
SCHEDULE II	List of Closing Documents
SCHEDULE III	Litigation
SCHEDULE IV	Lock-Boxes and Collection Accounts
SCHEDULE V	Trade Names, Fictitious Names, Assumed Names and “Doing Business As Names”
SCHEDULE VI	Notice Addresses
SCHEDULE VII	Authorized Representatives
SCHEDULE VIII	Other Financing Facilities

EXHIBIT A	Form of Daily Market Value Report
EXHIBIT B	Form of Monthly Report
EXHIBIT C-1	Form of Seller Certificate
EXHIBIT C-2	Form of Servicer Certificate

LETTER AGREEMENT

February 28, 2007

American Home Mortgage Acceptance, Inc.

American Home Mortgage Corp.

American Home Mortgage Investment Corp.

American Home Mortgage Servicing, Inc.

Re:	Master Repurchase Agreement dated as of February 28, 2007, among American Home Mortgage Acceptance, Inc., American Home Mortgage Corp., American Home Mortgage Investment Corp., American Home Mortgage Servicing, Inc. , as Sellers, and ABN AMRO Bank N.V., as Buyer

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is entered into by and among AMERICAN HOME MORTGAGE ACCEPTANCE, INC., AMERICAN HOME MORTGAGE CORP., AMERICAN HOME MORTGAGE INVESTMENT CORP. and AMERICAN HOME MORTGAGE SERVICING, INC. (“AHM Servicing”), as Sellers (the “Sellers”), AHM Servicing, in its capacity as the Servicer (the “Servicer”), AMSTERDAM FUNDING CORPORATION, as the initial Conduit Purchaser, the other parties hereto as Conduit Purchasers from time to time, ABN AMRO BANK N.V. (“ABN AMRO”), as a Committed Purchaser, the other parties hereto as Committed Purchasers from time to time, ABN AMRO, as Group Agent for the ABN AMRO Group, the other parties hereto as Group Agents from time to time, and ABN AMRO, as agent for the Conduit Purchasers and the Committed Purchasers (in such capacity, the “Agent”). Reference is hereby made to that certain Master Repurchase Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Repurchase Agreement”) dated the date hereof between the Sellers and the Agent, as Buyer. This Letter Agreement sets forth certain commitments, terms, representations, warranties, conditions and pricing information relating to the Repurchase Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Repurchase Agreement.

1. Defined Terms.

(a) As used in this Letter Agreement and in the Repurchase Agreement, the following terms shall have the following meanings:

“ABN AMRO Group” means the Purchaser Group for which ABN AMRO is the Group Agent.

“Adjusted Consolidated Funded Debt” means, on any date of determination, the sum of (a) the Consolidated Funded Debt of AHMIC and any other Person which would be reflected on the consolidated balance sheet of AHMIC prepared in accordance with GAAP if such balance sheet were prepared as of such date of determination, less (b) 50% of any Subordinated Debt, less (c) the mortgage debt associated with the building and the land located at 538 Broadhollow Road, Melville, New York.

“Affected Party” has the meaning specified in Paragraph 5(a).

“Aggregate Collateral Value” means an amount equal to the sum of the products of the book values (as determined in accordance with GAAP) of the consolidated assets of AHMIC and its Subsidiaries, such assets being categorized in the classes set forth on the calculation schedule that is part of Exhibit E attached to the Credit Agreement, times the percentage multiplier for each such class set forth on such calculation schedule.

“Anti-Money Laundering Laws” has the meaning specified in Paragraph 11(t).

“Applicable Margin” means a per annum rate equal to 2.00%.

“Applicable Pricing Rate” means, (i) with respect to any portion of an outstanding Purchase Price funded by a Conduit Purchaser through the issuance of Promissory Notes, the CP Rate and (ii) with respect to any portion of the outstanding Purchase Price funded by a Purchaser other than through the issuance of Promissory Notes; the Assignee Rate; provided, however, that, from and after the occurrence and during the continuance of an Event of Default, the “Applicable Pricing Rate” for each Transaction shall be the Default Rate.

“Asset Purchase Agreement” means any asset purchase or other agreement pursuant to which a Conduit Purchaser may from time to time assign to a Liquidity Provider part or all of a Purchase Price funded by such Conduit Purchaser under the Repurchase Agreement.

“Assignee Rate” means, for any Tranche during any Settlement Period, an interest rate per annum equal to the sum of LIBOR plus the Applicable Margin; provided, that (i) if a LIBOR Disruption Event has occurred and is continuing, the Assignee Rate shall be equal to the Base Rate and (ii) from and after the occurrence and during the continuance of an Event of Default, the Assignee Rate shall be equal to the Default Rate.

“Assignment and Acceptance” means an agreement in form and substance satisfactory to the Agent and the applicable Group Agents pursuant to which a new Conduit Purchaser or Committed Purchaser becomes party to this Letter Agreement.

“Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the lower of:

(i) the rate of interest announced by The Wall Street Journal from time to time as the prime rate; and

(ii) 0.50% per annum above the Federal Funds Rate.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited which is described on Schedule VIII or described in a written notice from the Sellers to each Group Agent.

“Collections” means, with respect to any Purchased Asset, all Monthly Payments and all other cash collections (other than in respect of escrows for taxes and insurance premiums payable under the related Mortgage Loan), all prepayments and repayments thereof, all proceeds of sales of such Purchased Asset, all proceeds from the enforcement of such Purchased Asset and all other cash proceeds of such Purchased Asset.

“Committed Purchaser” means each financial institution listed on Schedule I as a “Committed Purchaser” and each entity specified as such in the Assignment and Acceptance or Joinder Agreement pursuant to which such entity becomes a party hereto, together with its respective successors and permitted assigns.

“Committed Purchaser Share” means at any time with respect to each Committed Purchaser in a Group, a fraction (expressed as a percentage) equal to (a) the Commitment of such Committed Purchaser divided by (b) the sum of the Commitments of all Committed Purchasers in such Group at such time.

“Commitment” means as to a Committed Purchaser the United States Dollar amount set forth on Schedule I hereto as the Commitment of such Committed Purchaser, or, in the case of a Committed Purchaser that becomes a party to this Letter Agreement pursuant to an Assignment and Acceptance or Joinder Agreement, the amount set forth therein as such Committed Purchaser’s “Commitment”, in each case as such amount may be (i) reduced or increased by any Assignment and Acceptance entered into by such Committed Purchaser with another Committed Purchaser in accordance with the terms hereof and (ii) reduced in accordance with Paragraph 2(b).

“Commitment Termination Date” means February 27, 2008, as such date may be extended in accordance with Paragraph 2(c) hereof; provided, however, that any such extension shall not operate to extend the Repurchase Date for any Purchased Loan.

“Company Representatives” has the meaning specified in Paragraph 22(b).

“Conduit Purchaser” means each of the Persons listed on Schedule I as a “Conduit Purchaser” and each commercial paper conduit specified as such in the Assignment and Acceptance or Joinder Agreement pursuant to which such commercial paper conduit becomes a party hereto, together with its respective successors and permitted assigns.

“Consolidated Funded Debt” means, with respect to any Person and on any date of determination, Indebtedness in any of the following categories:

(a) Debt for borrowed money, including the Credit Agreement Obligations;

(b) Debt constituting an obligation to pay the deferred purchase price of property;

(c) Debt evidenced by a bond, debenture, note or similar instrument;

(d) Debt constituting, as of any date, any lease of property, real or personal, which would be capitalized on a balance sheet of the lessee prepared as of such date in accordance with GAAP, together with any other lease by such lessee which is in substance a financing lease, including, without limitation, any lease under which (i) such lessee has or will have an option to purchase the property subject thereto at a nominal amount or an amount less than a reasonable estimate of the fair market value of such property as of the date such lease is entered into, or (ii) the term of the lease approximates or exceeds the expected useful life of the property leased thereunder.

(e) Debt constituting a non-contingent obligation to reimburse the issuer of any letter of credit or any guarantor or surety for payments made by such issuer, guarantor or surety; and

(f) Any obligation under any guaranty with respect to Debt of any other Person of the types described in clauses (a) through (e) above.

“CP Rate” means,

(i) for any Settlement Period for any Tranche funded by a Conduit Purchaser in the ABN AMRO Group, a rate per annum equal to the weighted average of the rates at which commercial paper notes having a term equal to such Settlement Period may be sold by any placement agent or commercial paper dealer selected by such Conduit Purchaser, as agreed between each such placement agent or commercial paper dealer and such Conduit Purchaser. If such rate is a discount rate, the CP Rate shall be the rate resulting from such Conduit Purchaser’s converting such discount rate to an interest-bearing equivalent rate. The CP Rate shall include all costs and expenses to such Conduit Purchaser of issuing the related commercial paper notes, including all dealer commissions and note issuance costs in connection therewith; and

(ii) for any Settlement Period for any Tranche funded by a Conduit Purchaser in any other Group, the rate per annum identified as the “CP Rate” in the applicable Assignment and Acceptance or Joinder Agreement pursuant to which such Group becomes a party hereto.

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of August 10, 2006, as may be amended from time to time, by and among AHMIC, American Home Mortgage Corp., American Home Mortgage Servicing, Inc., American Home Mortgage Acceptance, Inc., certain lenders from time to time party thereto, and Bank of America, N.A.

“Credit Agreement Obligations” means any and all debts, obligations and liabilities of American Home Mortgage Corp., the Servicer, AHMIC and American Home Mortgage Acceptance, Inc. to Bank of America, N.A. as administrative agent under the Credit Agreement and the lenders from time to time party thereto (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred), arising out of or related to the Loan Documents (as defined in the Credit Agreement).

“Daily Market Value Report” has the meaning specified in Paragraph 13(b)(vi).

“Debt” means (a) all indebtedness or other obligations of a Person (and, if applicable, that Person’s subsidiaries, on a consolidated basis) that, in accordance with GAAP consistently applied, would be included in determining total liabilities as shown on the liabilities side of a balance sheet of that Person on the date of determination, plus (b) all indebtedness or other obligations of that Person (and, if applicable, that Person’s subsidiaries, on a consolidated basis) for borrowed money or for the deferred purchase price of property or services. For purposes of calculating a Person’s Debt, Subordinated Debt (as defined below) not due within one year of that date may be excluded from that Person’s indebtedness. For purposes of this definition, “Subordinated Debt” means all indebtedness of a Person for borrowed money that is effectively subordinated in right of payment to all other present and future obligations on terms acceptable to the Required Group Agents.

“Default Rate” means a per annum rate equal to the Base Rate plus 2.0%.

“Determination Date” means the second (2nd) Business Day immediately preceding each Settlement Date.

“Effective Date” means the date on which the conditions precedent set forth in Paragraph 9(a) have been satisfied.

“Employee Plan” means an employee pension benefit plan covered by Title IV of ERISA and established or maintained by any of the Sellers, Servicer or any ERISA Affiliate.

“ERISA Affiliate” means any corporation, trade or business that is, along with AHMIC, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b), (c), (m) and (o) of the Code, or Section 4001 of ERISA.

“Excluded Taxes” has the meaning specified in Paragraph 8(a).

“Facility Limit” means $250,000,000, as such amount may be reduced in accordance with Paragraph 2(b) hereof.

“Federal Funds Rate” means, with respect to any Purchaser for any period, a fluctuating interest rate per annum equal (for each day during such period) to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York; or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by ABN AMRO from three federal funds brokers of recognized standing selected by it.

“Fees” means all “Program Fees” and “Liquidity Fees” as defined in the Fee Letter.

“Final Payout Date” means the date from and after the Termination Date on which (i) all Repurchase Prices (including all accrued and unpaid Price Differential whether or not due and owing as of such date) and other amounts owed by the Sellers under the Repurchase Agreement and the other Transaction Documents are either (i) paid in full by or on behalf of the Sellers or (ii) satisfied in full by the exercise of the Agent’s rights thereunder.

“Financial Officer” means with respect to the Servicer, the Sellers or the Performance Guarantors, the chief financial officer, treasurer or a vice president having the knowledge and authority necessary to prepare and deliver the financial statements and reports required pursuant to Paragraph 11(a) and under the Performance Guaranty.

“Governmental Requirement” means any applicable law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other requirement (including, without limitation, any of the foregoing that relate to energy regulations and occupational, safety and health standards or controls and any hazardous materials laws) of any Governmental Authority that has jurisdiction over the Servicer, the Custodian or any of the Sellers or any of their respective Properties.

“Group” means each group of Purchasers consisting of one or more Conduit Purchasers, the related Committed Purchasers, the related Liquidity Providers and Program Support Providers, if any, the related Group Agent and their respective assigns and participants.

“Group Agent” means with respect to any one or more Conduit Purchasers and its or their related Committed Purchasers, each entity set forth opposite such Conduit Purchaser’s name on Schedule I, or the entity identified as such on the Assignment and Acceptance or Joinder Agreement pursuant to which such entity becomes a party hereto, and their respective permitted successors and assigns.

“Group Pro Rata Share” means for any Group at any time of determination, a fraction (expressed as a percentage) having the Purchase Limit for such Group as its numerator and the Facility Limit as its denominator; provided, however, that if any Committed Purchaser fails to fund any amount as required hereunder, “Group Pro Rata Share” means, for purposes of making all distributions hereunder, a fraction (expressed as a percentage) having the actual portion of the outstanding Purchase Price funded by such Group as its numerator and the outstanding Purchase Price as its denominator.

“Indemnified Amounts” has the meaning specified in Paragraph 15(b) of the Repurchase Agreement.

“Indemnified Parties” has the meaning specified in Paragraph 15(b) of the Repurchase Agreement.

“Interim Statements” has the meaning specified in Paragraph 10(s)(ii).

“Joinder Agreement” means an agreement in form and substance satisfactory to the Agent, the Sellers and the applicable Group Agent pursuant to which a new Group becomes party to this Letter Agreement.

“LIBOR” means, with respect to any Settlement Period, (a) the rate per annum (rounded upward, if necessary, to the nearest whole multiple of 1/16th of one percent) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in United States dollars in a principal amount of at least $1,000,000 for a period of one month at approximately 11:00 a.m. (London time) two LIBOR Business Days prior to the first day of such Settlement Period; provided that, (i) if Telerate Page 3750 (or any successor page) is not available to the Agent for any reason, then LIBOR shall be determined by the rate per annum equal to the applicable British Bankers’ Association Interest Settlement Rate for deposits in United States dollars in a principal amount of at least $1,000,000 for a period of one month as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two LIBOR Business Days prior to the first day of such Settlement Period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available to the Agent, then LIBOR shall be determined by the rate per annum determined by the Agent to be the rate at which ABN AMRO offers to place deposits in United States dollars in a principal amount of at least $1,000,000 for a period of one month with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two LIBOR Business Days prior to the first day of such Settlement Period divided by (b) the remainder of one minus the LIBOR Reserve Percentage applicable on such day.

“LIBOR Business Day” means any Business Day other than a Business Day on which banking institutions in London, England trading in dollar deposits in the London interbank market are authorized or obligated by law or executive order to be closed.

“LIBOR Disruption Event” means, with respect to any Settlement Period, any of the following: (a) a determination by any Committed Purchaser that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain dollars in the London interbank market to make, fund or maintain its portion of the outstanding Purchase Price during such Settlement Period, (b) a commercially reasonable determination by any Committed Purchaser that the rate at which deposits of United States dollars are being offered in the London interbank market does not accurately reflect the cost to such Person of making, funding or maintaining its portion of the outstanding Purchase Price for such Settlement Period or (c) the inability of any Committed Purchaser to obtain United States dollars in the London interbank market to make, fund or maintain its portion of the outstanding Purchase Prices for such Tranche Period.

“LIBOR Reserve Percentage” means, as of any day, the percentage (expressed as a decimal) in effect on such day, as prescribed by the Federal Reserve Board, for determining the maximum reserve requirements applicable to “Eurocurrency Liabilities” pursuant to Regulation D or any other applicable regulation of the Federal Reserve Board which prescribes reserve requirements applicable to “Eurocurrency Liabilities” as currently defined in Regulation D (which the parties acknowledge is 0% as of the date hereof).

“Liquidation Fees” means, with respect to any Purchaser on account of any prepayment of the Repurchase Price as described in Paragraph 7 hereof or the failure to consummate a purchase by Seller after delivery of a Confirmation, (i) the amount, if any, by which the additional Price Differential (but excluding the Applicable Margin, if included in such Price Differential) which would have accrued during such Settlement Period on the reductions of the Purchase Price allocated to the Tranches funded by such Purchasers had such repurchase not occurred or if such purchase had occurred, exceeds (ii) the income received by the Purchaser which holds such Tranche from the investment of the proceeds of such reductions. A certificate as to the amount of any Liquidation Fee (including the computation of such amount) shall be submitted by the affected Purchaser (or the Agent on its behalf) to the Sellers and shall be conclusive and binding for all purposes, absent manifest error.

“Liquidity Provider” means any of the financial institutions or other entities from time to time party to any Asset Purchase Agreement or any liquidity loan agreement or similar arrangement with a Conduit Purchaser.

“Lock-Box” means each locked postal box to which one or more Mortgagors or other Persons are directed to remit Collections.

“MERS Designated Mortgage Loan” means a Mortgage Loan registered to or by the related Seller on the MERS electronic mortgage registration system.

“Monthly Report” has the meaning specified in Paragraph 13(b)(vi).

“Multiemployer Plan” means a multiemployer plan defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code to which Sellers or any ERISA Affiliate is required to make contributions.

“Net Cash Proceeds” means, with respect to the issuance of any capital stock by AHMIC, the amount of cash received by AHMIC in connection with such transaction after deducting therefrom all fees (including, without limitation, investment banking fees), commissions, costs and other expenses to the extent attributable to such transaction.

“Officer’s Certificate” means a certificate signed by the Treasurer, Chief Financial Officer, any Executive Vice President, any Senior Vice President or other senior officer of a Seller, as applicable, authorized to bind such Seller with respect to the Transactions.

“Official Body” means any Governmental Authority or any accounting board or authority (whether or not part of a government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Participant” has the meaning specified in Paragraph 14(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Periodic Visit” has the meaning specified in Paragraph 11(h).

“Product Information” has the meaning specified in Paragraph 22(b).

“Program Support Provider” shall mean any Liquidity Provider, and any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to any Conduit Purchaser.

“Pro Rata Share” means, at any time with respect to any Committed Purchaser, a fraction (expressed as a percentage) equal to (a) the Commitment of such Committed Purchaser divided by (b) the sum of the Commitments of all Committed Purchasers at such time.

“Promissory Notes” means, collectively, (i) promissory notes issued by a Conduit Purchaser and (ii) participations sold by a Conduit Purchaser pursuant to Paragraph 14(d), provided, that the term “Promissory Notes” shall not include the interests sold by a Conduit Purchaser pursuant to an Asset Purchase Agreement.

“Purchase Limit” means with respect to any Group, the amount set forth under such Group’s name on Schedule I, or as identified in the Assignment and Acceptance or Joinder Agreement pursuant to which the members of such Purchaser Group became parties hereto, as the same may be reduced from time to time pursuant to the terms hereof.

“Purchaser” means each Conduit Purchaser and each Committed Purchaser.

“Purchaser Representatives” has the meaning specified in Paragraph 22(c).

“Report of Visit” has the meaning specified in Paragraph 11(h).

“Required Group Agents” means at any time, the Group Agents related to Groups with Purchase Limits which equal at least 51% of the Facility Limit at such time.

“Requirement of Law” as to any Person means the articles of incorporation, by-laws, certificate of formation and limited liability company agreement or other organizational or governing documents of such Person, and any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other determination, direction or requirement (including, without limitation, any of the foregoing that relate to energy regulations and occupational, safety and health standards or controls and any hazardous materials laws) of any Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Seller Information” has the meaning specified in Paragraph 22(c).

“Settlement Date” means the tenth (10th) day of each month, or if any such date is not a Business Day, the immediately succeeding Business Day.

“Settlement Period” means, initially, the period beginning on the initial Purchase Date and ending on the last day of the calendar month immediately following the calendar month in which the initial Purchase Date occurs and, thereafter, means a calendar month; provided, however, if the last day of any such calendar month is not a Business Day and the Pricing Rate for all or any portion of the outstanding Purchase Price is determined by reference to LIBOR, the Settlement Period applicable to such portion of the outstanding Purchase Price shall end on the immediately preceding Business Day.

“Subordinated Debt” means the Debt of AHMIC and its Subsidiaries subordinated to the Credit Agreement Obligations in the manner and to the extent required by Bank of America, N.A., as administrative agent under the Credit Agreement, pursuant to written subordination agreements satisfactory in form and substance to Bank of America, N.A., as administrative agent under the Credit Agreement.

“Takeout Investor” has the meaning set forth in the Repurchase Agreement.

“Takeout Lender” means any entity which makes loans to a Seller, and to which such Seller has pledged such Mortgage Loans as security for such loans as identified by such Seller.

“Tranche” means any portion of the outstanding Purchase Price funded by a Purchaser, the Pricing Rate for which is computed by reference to the CP Rate, the Base Rate and/or LIBOR, as applicable.

“Trust Receipt” means, with respect to any Mortgage Loan or group of Mortgage Loans, a trust receipt or asset certification issued by the Custodian confirming the Custodian’s receipt of the Mortgage Note and the other mortgage documents included in the Loan Documents relating to such Mortgage Loan and required to be delivered to the Custodian under the Custodial Agreement.

(b) Under this Letter Agreement, all accounting terms not specifically defined herein shall be construed in accordance with GAAP as in effect in the United States, and all accounting determinations made and all financial statements prepared hereunder shall be made and prepared in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Letter Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended or supplemented and not to any particular paragraph, section, subsection, or clause contained in this Letter Agreement, and all references to Paragraphs, Exhibits and Schedules shall mean, unless the context clearly indicates otherwise, the Paragraphs hereof and the Exhibits and Schedules attached hereto, the terms of which Exhibits and Schedules are hereby incorporated into this Letter Agreement. The captions and paragraph numbers appearing in this Letter Agreement are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of the provisions of this Letter Agreement. Each of the definitions set forth in Paragraph 1 hereof shall be equally applicable to both the singular and plural forms of the defined terms. Unless specifically stated otherwise, all references herein to any agreements, documents or instruments shall be references to the same as amended, restated, supplemented or otherwise modified from time to time.

(c) Unless otherwise stated in this Letter Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

2. Purchases.

(a) Agreement to Enter into Transactions. Each Seller has entered into the Repurchase Agreement pursuant to which the Purchasers may, through the Buyer acting as their Agent, enter into Transactions as principal from time to time. Upon the terms and subject to the conditions set forth in the Repurchase Agreement and this Letter Agreement, from the Effective Date through the Business Day immediately preceding the Termination Date, (i) each Conduit Purchaser may enter a Transaction, in its sole discretion, and (ii) to the extent that (and only to the extent that) the Conduit Purchasers in any Group decline to so purchase the entire amount of the applicable Group Pro Rata Share of such Transaction, the Committed Purchasers in such Group shall enter into such Transaction; provided, that (i) no Purchaser shall enter into any Transaction if, after giving effect thereto, the aggregate outstanding Purchase Prices in respect of all Transactions would exceed the lesser of (x) the Facility Limit at such time and (y) the Net Collateral Value at such time, (ii) no Committed Purchaser shall be obligated to enter into any Transaction if, after giving effect thereto, the aggregate outstanding Purchase Price funded by such Committed Purchaser would exceed its Commitment and (iii) no Purchaser in any Group shall enter into any transaction if, after giving effect thereto, the aggregate outstanding Purchase Price funded by such Group would exceed such Group’s Purchase Limit. The Purchase Price paid for any Transaction on any Purchase Date shall not be less than $2,000,000 or an integral multiple of $500,000 in excess thereof. No Committed Purchaser shall have any obligation to enter into any new Transaction on or after the Commitment Termination Date.

(b) Reduction of Facility Limit. The Sellers may, from time to time upon at least five (5) Business Days’ prior written notice to the Agent, elect to reduce the Facility Limit in whole or in part, provided that after giving effect to any such reduction and any principal payments on such date, the outstanding Purchase Prices in respect of all Transactions shall not exceed the Facility Limit. Any such reduction shall be in a minimum amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof. Any such reduction shall, reduce each Committed Purchaser’s Commitment ratably in accordance with their Pro Rata Shares and each Group’s Purchase Limit in accordance with their Group Pro Rata Shares. Once the Facility Limit is reduced pursuant to this Paragraph 2(b) it may not subsequently be reinstated without the consent of each Committed Purchaser.

(c) Extension of Commitment Termination Date. The Sellers may, not more than sixty (60) nor less than thirty (30) days prior to the then current Commitment Termination Date, by delivering written notice to each Group Agent, request the Committed Purchasers to extend the Commitment Termination Date for an additional 364 days past the then applicable Commitment Termination Date. No Committed Purchaser shall have any obligation to agree to such request and no such extension shall become effective until one or more Committed Purchasers having Commitments equal to 100% of the Facility Limit shall in their sole discretion consent in writing to such extension. At no time will any Commitment have a term of more than 364 days and, if any such request would result in a term of more than 364 days, such request shall be deemed to have been made for such number of days so that, after giving effect to such extension on the date requested, such term will not exceed 364 days. Each Group Agent will indicate consent or rejection of any such request within thirty (30) days but in any event no earlier than thirty (30) days prior to the then current Commitment Termination Date, provided, that any Group Agent’s failure to respond within such period to any request for an extension shall be deemed to be a rejection of the requested extension.

(d) Funding Procedures. In the event that a Seller requests, in accordance with the Repurchase Agreement, that the Purchasers, through the Buyer acting as their Agent, enter into a new Transaction and/or transfer cash to a Seller on account of a Margin Excess, such Seller shall simultaneously notify each Group Agent, and each Group Agent shall promptly notify each Purchaser in its Group, of such request. The Purchase Price for each Transaction shall be funded by each Group ratably in accordance with its Group Pro Rata Share. Each Group Agent shall allocate the Group Pro Rata Share of the Purchase Price among the Conduit Purchasers in its Group (subject to each Conduit Purchaser’s decision to fund such portion of the Purchase Price). Each Conduit Purchaser shall instruct the related Group Agent whether it will accept or reject such request by no later than the close of business on the date of such notice. If the Conduit Purchasers in any Group give notice that they decline to fund any portion of such new Transaction or transfer of cash, the related Group Agent shall immediately notify the applicable Seller and the Committed Purchasers in its Group of the same and, unless such Seller notifies all Group Agents on the date it receives such notice that it wishes to rescind the relevant Confirmation prior to funding, the Transaction (or transfer of cash) or portion thereof that would otherwise be funded by such Conduit Purchasers shall be funded by the Committed Purchasers in the related Group ratably in accordance with their respective Committed Purchaser Shares. Each Committed Purchaser’s commitment to enter into any Transactions or transfer cash under the Repurchase Agreement shall be several from the obligations of any other Committed Purchaser so that no Committed Purchaser shall be responsible for the failure of any other Committed Purchaser to honor its funding obligations hereunder nor shall any Committed Purchaser be relieved of its funding obligations hereunder on account of any such failure of another Committed Purchaser. All disbursements of funds by any Purchaser under this Paragraph 2 shall be made by wire transfer of same day funds to the related Group Agent by 12:00 noon (New York City time). Upon receipt of such funds, each Group Agent shall remit such funds by wire transfer of same day funds to the account set forth in Section 17(a) of the Repurchase Agreement, or such other account specified in writing by the applicable Seller, by 4:00 p.m. (New York City time) on the date of such receipt.

3. Buyer Acting as Agent. Pursuant to Annex I of the Repurchase Agreement, the parties hereto acknowledge that Buyer is entering into Transactions solely as Agent for the Purchasers party hereto and shall not be deemed to have any direct ownership interest in the Purchased Mortgage Loans. The Purchasers have nonetheless agreed for purposes of administrative convenience to appoint the Agent as the sole representative of the Purchasers under the Repurchase Agreement and therefore as the Buyer and secured party of record thereunder. Each Seller acknowledges that each Purchaser and Group Agent shall be entitled under the terms of Section 15 of the Repurchase Agreement to be reimbursed and indemnified for all expenses and Indemnified Amounts incurred by such Purchaser or Group Agent to the same extent as such Seller would be obligated to reimburse and/or indemnify such Purchaser or Group Agent if such Purchaser or Group Agent were party to the Repurchase Agreement as the “Buyer” thereunder.

4. Pricing Rate; Fees; Payments and Computations.

(a) The Purchase Price to be paid for any Transaction shall be determined in accordance with the Repurchase Agreement. The parties hereto hereby confirm that the Pricing Rate at which the Price Differential will be calculated for all Transactions for all Tranches will be the Applicable Pricing Rate for such Tranche. On each Settlement Date, the Sellers shall be jointly and severally liable to pay and shall pay to each Group Agent for the account of the Purchasers in its Group, by wire transfer of immediately available funds, such Group’s portion of all accrued and unpaid Price Differential for the most recent Settlement Period based on the weighted average of the Applicable Pricing Rates for each Tranche outstanding and funded by such Group during such Settlement Period. All such calculations shall be made on the basis of a 360-day year and the actual number of days elapsed.

(b) On each Settlement Date, the Sellers shall be jointly and severally liable to pay and shall cause to be paid to each Group Agent for the account of the Purchasers in its Group, by wire transfer of immediately available funds, the portion of all accrued and unpaid Fees due to such Group in respect of the most recent Settlement Period.

(c) On each Repurchase Date for each Transaction, the Repurchase Price shall be allocated among the Groups by the Sellers in accordance with each Group Pro Rata Share of the related Purchase Price for such Transaction and the Price Differential and other amounts due to each Group. The Sellers shall be jointly and severally liable to pay and shall pay to each Group Agent such allocated portion of such Repurchase Price on such Repurchase Date by wire transfer of immediately available funds.

(d) All amounts to be paid or deposited by a Seller hereunder or under the Repurchase Agreement shall be paid or deposited in accordance with the terms hereof no later than 2:30 p.m. (New York City time) on the day when due in lawful money of the United States of America in immediately available funds to such account as each Group Agent, or the Agent, as applicable, may designate prior to such payment from time to time in writing. In the event that any payment hereunder (whether constituting a repurchase of Mortgage Loans or a payment of Price Differential or any other amount) is rescinded or must otherwise be returned for any reason, the amount of such payment shall be restored and such payment shall be considered not to have been made.

(e) In the event that any Seller fails to pay any Price Differential or Fees on any Settlement Date in accordance with the terms of this Paragraph 4 or otherwise fails to pay when due any other amounts owing hereunder or under any other Transaction Document, the Sellers shall be jointly and severally obligated to pay and shall thereafter owe to the Purchasers interest on such amounts at the Default Rate until such amounts are fully paid, computed on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Any such accrued amounts which remain unpaid, including interest thereon, as of the Repurchase Date for any Transactions shall be automatically added to the applicable Repurchase Price owed on such Repurchase Date.

5. Interest Protection.

(a) If due to either: (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation by any Governmental Authority of any law or regulation (other than laws or regulations relating to taxes) after the date hereof or (ii) the compliance by Agent, any Group Agent, any Purchaser, any Liquidity Provider or, with respect to each of the foregoing, the parent company that controls such Person (each, an “Affected Party”) with any directive or request from any central bank or other Governmental Authority (whether or not having the force of law) imposed after the date hereof, (1) there shall be an increase in the cost to such Purchaser or Liquidity Provider of funding or maintaining any purchase of Mortgage Loans under the Repurchase Agreement or of extending a commitment hereunder in respect thereof, or (2) Agent, such Group Agent, Purchaser or Liquidity Provider shall be required to make a payment calculated by reference to the Purchased Mortgage Loans owned by any Purchaser or the Price Differential received by it, then the Sellers shall be jointly and severally obligated to pay and shall, from time to time, within thirty (30) days after demand by the applicable Group Agent, pay such Group Agent for the account of such Affected Party, that portion of such increased costs incurred, amounts not received or required payment made or to be made, which such Group Agent reasonably determines is attributable to funding and maintaining the funding of, or extending a commitment to purchase, any Mortgage Loan hereunder or pursuant to any Asset Purchase Agreement or similar liquidity facility.

(b) Each Group Agent will promptly notify the Sellers of any event of which it has knowledge, occurring after the date hereof, which will entitle any Affected Party to compensation pursuant to the preceding paragraph (a). Each affected Purchaser will designate a different funding office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Purchaser, be otherwise disadvantageous to it. In determining the amount of such compensation, such Purchaser may use any reasonable averaging and attribution methods. The applicable Purchaser or Group Agent on its behalf shall promptly submit to the Sellers a certificate but in no event later than 180 days after the circumstances described in the preceding paragraph (a) first arise, describing such increased costs incurred, amounts not received or receivable or required payment made or to be made, which certificate shall be conclusive in the absence of manifest error.

6. Capital Adequacy.

(a) If either (i) the introduction of or any change in or in the interpretation by any Official Body of any law or regulation or (ii) compliance by any Affected Party with any directive or request from any central bank or other Official Body (whether or not having the force of law) imposed after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Affected Party or such Affected Party reasonably determines that the amount of such capital is increased by or based upon the existence of any Purchaser’s agreement to purchase Mortgage Loans hereunder (or Agent’s agreement to purchase on behalf of such Purchaser as principal) and other similar agreements or facilities and such event would have the effect of reducing the rate of return on capital of such Affected Party by an amount deemed by such Affected Party to be material, then, within thirty (30) days after demand by such Affected Party or the applicable Group Agent, the Sellers shall be jointly and severally obligated to pay and shall pay to such Affected Party (as a third party beneficiary, in the case of any Affected Party other than one of the parties hereto) or such Group Agent for the account of such Affected Party from time to time, as specified by such Affected Party or such Group Agent, additional amounts sufficient to compensate such Affected Party in light of such circumstances, to the extent that such Affected Party or such Group Agent on behalf of such Affected Party reasonably determines such increase in capital to be attributable to the existence of the applicable Purchaser’s agreements hereunder. For the avoidance of doubt, a change in, or change by any Official Body in the interpretation of, the Financial Accounting Standards Board’s Interpretation No. 46 of Accounting Research Bulletin No. 51 shall constitute an introduction or change subject to this Paragraph 6(a).

(b) If any Affected Party shall incur any loss, cost or expense (other than loss of fees or profit) as a result of the failure of any Seller to sell any Mortgage Loan on the date specified in the applicable Confirmation for any reason, the Sellers shall be jointly and severally obligated to pay and shall, within thirty (30) days after demand by such Affected Party or the related Group Agent, pay such Affected Party or such Group Agent the amount of such losses, costs and expenses as reasonably determined by such Affected Party; provided, however, if, in connection with an Asset Purchase Agreement or similar liquidity facility of any Conduit Purchaser in connection with this Letter Agreement or the funding or maintenance of purchases hereunder, such Conduit Purchaser is required to compensate a bank or other financial institution under circumstances substantially similar to those described in this Paragraph 6(b), then upon demand by such Conduit Purchaser, the Sellers shall be jointly and severally obligated to pay and shall pay to such Conduit Purchaser such additional amount or amounts as may be necessary to reimburse such Conduit Purchaser for any such amounts paid by it.

(c) The applicable Group Agent will promptly notify the Sellers of any event of which it has knowledge, occurring after the date hereof, which will entitle any Affected Party to compensation pursuant to Paragraph 6(a) or Paragraph 6(b). Each Purchaser will designate a different funding office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Purchaser, be otherwise disadvantageous to it. In determining the amount of such compensation, such Purchaser may use any reasonable averaging and attribution methods. The applicable Purchaser or Group Agent on its behalf shall promptly submit to the Sellers a certificate describing such compensation but in no event later than 180 days after the circumstances described in the preceding paragraphs (a) or (b) first arise setting forth the calculation and methods in reasonable detail, which certificate shall be conclusive in the absence of manifest error.

7. Breakage Costs. In the event that any Purchaser or any Liquidity Provider shall incur any loss, expense or Liquidation Fee (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Purchaser or Liquidity Provider in order to fund or maintain any Transactions or interest in the Purchased Mortgage Loans) after having taken commercially reasonable steps to mitigate such losses and expenses as a result of (i) any repurchase of any Purchased Mortgage Loans at any time other than a Settlement Date, (ii) any repurchase of any Purchased Mortgage Loans for which the related Repurchase Price is less than $500,000 regardless of the Repurchase Date, (iii) any transfer of any Purchased Mortgage Loan or interest therein from a Conduit Purchaser to its Liquidity Providers, or (iv) any Transaction not being funded in accordance with a request therefor under the Repurchase Agreement, then, upon demand from the applicable Group Agent accompanied by a certificate describing in reasonable detail the calculation therefor, the Sellers shall be jointly and severally obligated to pay and shall pay to such Group Agent for the account of such Purchaser or Liquidity Provider, the amount of such loss, expense or Liquidation Fees. Such certificate shall, in the absence of manifest error, be conclusive and binding upon the Sellers. The obligations of the Sellers under this Paragraph 7 shall apply with respect to all repurchases notwithstanding the satisfaction of the Repurchase Conditions.

8. Taxes.

(a) Except to the extent required by applicable law, any and all payments and deposits required to be made hereunder or under any instrument delivered hereunder by any Seller hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (except for (i) net income taxes that are imposed by the United States, (ii) franchise taxes and net income taxes that are imposed on an Affected Party by the state or foreign jurisdiction under the laws of which such Affected Party is organized and (iii) branch profit taxes and any withholding taxes of a type imposed on foreign lenders at the time any foreign Affected Party becomes a party hereto, such taxes described in this parenthetical being referred to as “Excluded Taxes”). If any Seller shall be required by law to make any such deduction, (i) the Sellers shall be jointly and severally liable to and shall make an additional payment to such Affected Party, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Paragraph 8), such Affected Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Seller shall make such deductions and (iii) the Sellers shall be jointly and severally obligated to pay and shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law; provided, however, that the Sellers are not obligated to comply with this Paragraph 8(a) if such Affected Party (A) is not organized under the laws of the United States and (B) fails to comply with the provisions set forth in Paragraph 8(c).

(b) In addition, the Sellers jointly and severally agree to pay any present or future stamp or other documentary taxes or any other excise or property taxes or similar levies which arise from any payment made hereunder or under any instrument delivered hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Letter Agreement or any instrument delivered hereunder.

(c) Each Affected Party which is not organized under the laws of the United States or any State thereof shall, on or prior to the date that such Affected Party becomes a party to or obtains rights under this Letter Agreement, and prior to any payment being made by any Seller to such Affected Party, deliver to the Sellers (i) two duly completed and executed copies of the IRS Form W-8 BEN or W-8 ECI (or any successor form) as applicable; and (ii) such other forms or certificates as may be required under the laws of any applicable jurisdiction (on or before the date that any such form expires or becomes obsolete), in order to permit the Sellers to make payments to, and deposit funds to or for the account of, such Affected Party hereunder and under the other Facility Documents without any deduction or withholding for or on account of any tax. Each such Affected Party shall submit to the Sellers (with copies to its applicable Group Agent and the Agent) two updated, completed, and duly executed versions of: (i) all forms referred to in the previous sentence upon the expiry of, or the occurrence of any event requiring a change in, the most recent form previously delivered by it to the Sellers or the substitution of such form; and (ii) such extensions or renewals thereof as may reasonably be requested by the Sellers.

(d) If the Sellers are required to pay additional amounts to or for the benefit of any Affected Party pursuant to this Paragraph as a result of a change of law or treaty occurring after such Affected Party first became a party to this Letter Agreement, such Affected Party will, at the Sellers’ request, change the jurisdiction of its applicable funding office if, in the sole judgment of such Affected Party, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Affected Party; provided that if any Affected Party receives or is entitled to a refund of any amounts paid by the Sellers pursuant to this Paragraph 8, such Affected Party will pay over such refund received by it and will cooperate with the Sellers in recovering any such amounts withheld from any relevant tax authorities. Each Purchaser agrees that it will promptly notify the Sellers of any event of which it has knowledge, occurring after the date hereof, which would entitle any Affected Party to compensation of additional amounts pursuant to this Paragraph 8; provided that any failure or delay in giving such notice shall not affect the rights of any Affected Party hereunder.

9. Conditions Precedent.

(a) Conditions Precedent to the Agreement. The effectiveness of this Letter Agreement and the Commitment of any Committed Purchasers to fund any Transactions shall be subject to the satisfaction (or waiver by each Group Agent) of each of the following conditions precedent:

(i) The Sellers shall have delivered or caused to be delivered each of the documents listed on Schedule II hereto;

(ii) There shall have been no material adverse change in the financial condition, business or prospects of any Seller since September 30, 2006;

(iii) No action, proceeding or investigation shall have been instituted or threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any court, agency or authority with respect to any Seller that could reasonably be expected to have a Material Adverse Effect with respect to such Seller; and

(iv) The Sellers shall have paid to the Agent (i) the Structuring Fee described in the Agent Fee Letter and (ii) all out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses) required to be paid hereunder and under the other Transaction Documents that are due and owing as of such date.

(b) Conditions Precedent to each Transaction. The obligation of any Purchasers to fund any Transaction or to transfer cash to any Seller on account of any Margin Excess or to release funds from the Buyer’s Account shall be subject to the satisfaction of each of the following conditions precedent (provided that the obligation to release funds from the Buyer’s Account shall not be subject to clause (i) below):

(i) With respect to each Purchase Date, (a) such Seller shall have delivered to Agent and each Group Agent a signed Confirmation (which Confirmation shall include a calculation of the Market Value), and a revised Loan Schedule with respect to all of the Purchased Mortgage Loans after giving effect to such Transaction, (b) the Servicer shall have delivered a Daily Market Value Report (which shall include a calculation which demonstrates, after giving effect to the contemplated purchase, that no Margin Deficit shall exist) to each Group Agent and a loan schedule in the form attached to the Trust Receipt to the Custodian, the Agent and each Group Agent, and (c) the Custodian shall have delivered to the Agent a Trust Receipt relating to each Mortgage Loan on the Loan Schedule;

(ii) No Event of Default or Incipient Event of Default shall have occurred and be continuing before or after giving effect to such Transaction;

(iii) No Margin Deficit shall exist either before or after giving effect to such Transaction;

(iv) The Repurchase Agreement, this Letter Agreement and each of the other Transaction Documents shall remain in full force and effect, and the Termination Date shall not have occurred;

(v) Each Seller’s and the Servicer’s representations and warranties in this Letter Agreement and each of the other Transaction Documents to which it is a party and in any Officer’s Certificate delivered to the Agent in connection therewith shall be true and correct in all material respects on and as of the date hereof and such Purchase Date, with the same effect as though such representations and warranties had been made on and as of such date (except for those representations and warranties and Officer’s Certificates which are specifically made only as of a different date, which representations and warranties and Officer’s Certificates shall be correct in all material respects on and as of the date made);

(vi) Each Seller and the Servicer shall have complied in all material respects with all the agreements and satisfied all the conditions under this Letter Agreement, the Repurchase Agreement and each of the other Transaction Documents to which it is a party on its part to be performed or satisfied at or prior to the related Purchase Date;

(vii) No change shall have occurred in any law, rule or regulation that would prohibit the consummation of any transaction contemplated hereby, that would impose limits on the amounts that any Purchaser or the Agent may legally receive or that would impose a material tax or levy on the aggregate Purchase Price then funded or payments received in respect of the Purchase Price or that would cause the acknowledgements set forth in Paragraph 24 of the Repurchase Agreement to no longer be true;

(viii) No action, proceeding or investigation shall have been instituted or threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any court, agency or authority to set aside, restrain, enjoin or prevent the consummation of any transaction contemplated hereby or seeking material damages against the Agent, any Group Agent or any Purchaser in connection with the transactions contemplated by the Transaction Documents or that could reasonably be expected to have a Material Adverse Effect with respect to any Seller;

(ix) With respect to the Mortgage Loans to be purchased on the Purchase Date for such Transaction, the provisions of the Custodial Agreement have been complied with in all material respects by the Custodian, the Sellers and the Servicer; and

(x) The Agent shall have received such other documents and certificates as it or any Group Agent shall have reasonably requested in order to confirm each Seller’s and/or Custodian’s compliance with the Transaction Documents.

The acceptance by any Seller of the proceeds of any Purchase Price or other funds released under the terms of the Repurchase Agreement shall be deemed to constitute a representation and warranty by the Sellers that the foregoing conditions have been satisfied.

10. Representations and Warranties. In addition to the representations and warranties made by the Sellers in the Repurchase Agreement, each of each Seller and the Servicer represents and warrants to the Agent, each Group Agent and each Purchaser, and shall on and as of the Purchase Date of any Transaction and the date of transfer of any Additional Purchased Mortgage Loan or any transfers of cash from any Purchaser to any Seller be deemed to have represented and warranted, as follows:

(a) Organization and Good Standing. It (i) is a corporation, duly organized and existing in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business and in good standing in all jurisdictions in which its failure to be so qualified could have a Material Adverse Effect, (iii) has the requisite entity power and authority to own its properties and assets and to transact the business in which it is engaged and is or will be qualified in those states wherein it proposes to transact business in the future except to the extent that the failure to so qualify could not reasonably be expected to have a Material Adverse Effect and (iv) is in compliance with all Requirements of Law except to the extent that the failure to so comply could not reasonably be expected to have a Material Adverse Effect. American Home Mortgage Corp. is incorporated in New York and in no other jurisdiction, American Home Mortgage Servicing, Inc. is incorporated in Maryland and in no other jurisdiction, American Home Mortgage Acceptance, Inc. is incorporated in Maryland and no other jurisdiction and American Home Mortgage Investment Corp. is incorporated in Maryland and in no other jurisdiction.

(b) Authorization and Power. It has the requisite entity power and authority to execute, deliver and perform this Letter Agreement and the other Transaction Documents to which it is a party; it is duly authorized to and has taken all requisite entity action necessary to authorize it to, execute, deliver and perform this Letter Agreement and the other Transaction Documents to which it is a party and is and will continue to be duly authorized to perform this Letter Agreement and such other Transaction Documents.

(c) No Conflicts or Consents. Neither the execution and delivery by it of this Letter Agreement or the other Transaction Documents to which it is a party, nor the consummation of any of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or with the terms and provisions thereof, will (i) contravene or conflict with any Requirement of Law, except where such contravention or conflict could not reasonably be expected to result in a Material Adverse Effect to which it is subject, or any indenture, mortgage, deed of trust, or other material agreement or instrument to which it is a party or by which it may be bound, or to which its Property may be subject, or (ii) result in the creation or imposition of any Lien, except to the extent of the Liens in favor of the Agent on behalf of the Purchasers, on the Property of the Sellers.

(d) Enforceable Obligations. This Letter Agreement and the other Transaction Documents to which it is a party have been duly and validly executed by it and are its legal, valid and binding obligations, enforceable in accordance with their respective terms, except as limited by Debtor Laws.

(e) Full Disclosure. There is no fact known to it that it has not disclosed to the Agent and the Group Agents that could reasonably be expected to have a Material Adverse Effect. Neither its financial statements nor any Daily Market Value Report, Monthly Report, Confirmation, Loan Schedule, officer’s certificate or statement delivered by it to the Group Agents in connection with this Letter Agreement, contains any untrue or inaccurate statement of material fact or omits to state a material fact necessary to make such information not misleading under the circumstances in which such statements were made.

(f) No Default. No event has occurred which constitutes an Event of Default or an Incipient Event of Default.

(g) Litigation.

(i) Except as set forth on Schedule III, there are no actions, suits or proceedings, including arbitrations and administrative actions, at law or in equity, either by or before any Governmental Authority, now pending or, to its knowledge, threatened by or against it or any of its Subsidiaries, and pertaining to any Governmental Requirement affecting any Seller’s Property or rights or any of its Subsidiaries with damage claims in excess of $1,000,000 which if determined adversely could reasonably be expected to have a Material Adverse Effect.

(ii) Neither it nor any of its Subsidiaries is in default with respect to any Governmental Requirements that could reasonably be expected to have a Material Adverse Effect.

(iii) None of the Sellers nor the Servicer is liable on any judgment, order or decree (or any series of judgments, orders, or decrees) that could reasonably be expected to have a Material Adverse Effect and that has not been paid, stayed or dismissed within 60 days.

(h) Taxes. All tax returns required to be filed by it in any jurisdiction have been filed, except where extensions of time to make those filings have been granted by the appropriate taxing authorities and the extensions have not expired, and all taxes, assessments, fees and other governmental charges upon it or upon any of its properties, income or franchises have been paid prior to the time that such taxes could give rise to a Lien thereon, unless protested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been established on its books. There is no tax assessment or to Sellers’ and Servicer’s best knowledge, proposed tax assessment against it that could reasonably be expected to have a Material Adverse Effect.

(i) Aggregate Collateral Value. AHMIC’s ratio of its Aggregate Collateral Value to its Adjusted Consolidated Funded Debt is not less than 1.00 to 1.00.

(j) Permits, Patents, Trademarks, Etc.

(i) It has all permits and licenses necessary for the operation of its business except to the extent that failure to maintain such permits or licenses could not be reasonably expected to have a Material Adverse Effect.

(ii) It owns or possesses (or is licensed or otherwise has the necessary right to use) all patents, trademarks, service marks, trade names and copyrights, technology, know-how and processes, and all rights with respect to the foregoing, which are material to the Sellers or the Servicer and are necessary for the operation of its business, without any conflict with the rights of others. The consummation of the transactions contemplated hereby will not alter or impair any of such rights of it.

(k) Status Under Certain Federal Statutes. It is not (i) a “public utility,” as such term is defined in the Federal Power Act, as amended or (ii) an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(l) Securities Acts. It has not issued any unregistered securities in violation of the registration requirements of the Securities Act of 1933, as amended, or of any other Requirement of Law, and is not violating any rule, regulation, or requirement under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended.

(m) No Approvals Required. Other than consents and approvals previously obtained and actions previously taken, neither the execution and delivery of this Letter Agreement and the other Transaction Documents to which it is a party, nor the consummation of any of the transactions contemplated hereby or thereby requires the consent or approval of, the giving of notice to, or the registration, recording or filing by it of any document with, or the taking of any other action in respect of, any Governmental Authority that has jurisdiction over it or any of its Property.

(n) Environmental Matters. There have been no past, and there are no pending or to Sellers’ knowledge threatened, claims, complaints, notices, or governmental inquiries against it regarding any alleged violation of, or potential liability under, any environmental laws that could reasonably be expected to have a Material Adverse Effect. It and its properties are in substantial compliance in all respects with all environmental laws and related licenses and permits, unless the failure to so comply could not reasonably be expected to have a Material Adverse Effect. No conditions exist at, on or under any Property now or previously owned or leased by it that could give rise to liability under any environmental law that could be expected to have a Material Adverse Effect.

(o) Principal Office, Etc. The principal office, chief executive office and principal place of business of (i) American Home Mortgage Corp., American Home Mortgage Acceptance, Inc. and American Home Mortgage Investment Corp. is at 538 Broadhollow Road, Melville, New York 11747 and (ii) American Home Mortgage Servicing, Inc. is at 538 Broadhollow Road, Melville, New York 11747 (executive offices), and its principal office is at 4600 Regent Blvd., Suite 201, Irving, Texas 75063. The offices where each Seller keeps all the books, records and other information, if any (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained by such Seller with respect to the Purchased Mortgage Loans and other Purchased Assets (other than books and records maintained by the Custodian on its behalf) are located at each location set forth above. The legal name of each Seller is set forth on the signature page hereto and no Seller has used any trade names, fictitious names, assumed names or “doing business as” names during the past five years except as set forth on Schedule V;

(p) Eligibility. The Servicer and each Seller (to the extent required to operate its business) are approved and qualified and in good standing as a lender or seller/servicer, as follows:

(i) The Servicer and each Seller is a FNMA approved seller/servicer (in good standing) of mortgage loans, eligible to originate, purchase, hold, sell and, with respect to each Seller and the Servicer, service mortgage loans to be sold to FNMA.

(ii) The Servicer and each Seller is a FHLMC approved seller/servicer (in good standing) of mortgage loans, eligible to originate, purchase, hold, sell and service mortgage loans to be sold to FHLMC.

(iii) The Servicer and each Seller is an approved FHA servicer, VA servicer and GNMA issuer (in good standing) of mortgage loans, eligible to originate, purchase, hold, sell and service mortgage loans to be pooled into GNMA mortgage-backed securities pools and to issue GNMA mortgage-backed securities.

(q) Solvency. Both prior to and after giving effect to each Purchase, (i) the fair value of the property of each Seller is greater than the total amount of liabilities, including contingent liabilities, of each Seller, (ii) the present fair salable value of the assets of each Seller is not less than the amount that will be required to pay all probable liabilities of each Seller on their debts as they become absolute and matured, (iii) each Seller does not intend to, and does not believe that it will, incur debts or liabilities beyond each Seller’s abilities to pay such debts and liabilities as they mature and (iv) each Seller is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Sellers’ property would constitute unreasonably small capital.

(r) No Liens. Each Seller has (or, as to all Purchased Assets delivered to the Custodian after the date of this Letter Agreement, will have) good and indefeasible title to all Purchased Assets purported to be transferred by it, and the Purchased Assets and all proceeds thereof are (or, as to all Purchased Assets delivered to the Custodian after the date of this Letter

Agreement, will be) free and clear of all Liens and other adverse claims, other than (i) the right of the related Seller to repurchase such Purchased Assets pursuant to the terms herein and in the Repurchase Agreement and/or (ii) Liens in the Purchased Assets or proceeds in favor of the Agent for the benefit of the Purchasers and/or (iii) Liens that will be released simultaneously with the initial purchase of Purchased Assets by Agent under the Repurchase Agreement on the Initial Purchase Date.

(s) Financial Condition.

(i) The balance sheet of each of the Sellers as at September 30, 2006, a copy of which has been furnished to the Group Agents, fairly presents the financial condition of such Sellers as at such date, in accordance with GAAP, and since September 30, 2006, there has been no material adverse change in the business, operations, property or financial condition of the Sellers.

(ii) The Servicer has delivered to the Agent copies of AHMIC’s balance sheet, as of September 30, 2006, and the related consolidated statements of income, and with respect to AHMIC only, stockholder’s equity and cash flows for the six months ended on such date, (“Interim Statements”); and all such financial statements fairly present the financial condition of the Servicer as of their respective dates, subject, in the case of the Interim Statements, to normal year end adjustments and the results of operations of the Servicer for the periods ended on such dates and have been prepared in accordance with GAAP.

(iii) As of the date thereof, there are no obligations, liabilities or Indebtedness (including contingent and indirect liabilities and obligations or unusual forward or long-term commitments) of the Servicer or any Seller required to be recorded under GAAP that are not reflected therein.

(iv) No change that constitutes a Material Adverse Effect has occurred in the financial condition or business of the Servicer since September 30, 2006.

(t) UCC Financing Statements. No effective financing statement or other instrument similar in effect covering any Purchased Mortgage Loan, any interest therein, or the related Purchased Assets or Collections with respect thereto is on file in any recording office except such as (i) may be filed in favor of the Agent in accordance with this Letter Agreement or in connection with a Lien arising solely as the result of any action taken by the Purchasers (or any assignee thereof) or by the Agent or (ii) those that are terminated simultaneously with the initial purchase of such Purchased Mortgage Loan by the Buyer pursuant to the Repurchase Agreement on the Initial Purchase Date.

(u) Credit and Collection Policy. The Credit and Collection Policy, as it relates to any Mortgage Loans which are subject to Agency Guidelines, conforms to such Agency Guidelines.

(v) Eligible Purchased Assets. Each Purchased Mortgage Loan identified as an Eligible Mortgage Loan in any Daily Market Value Report, Monthly Report or on any Loan Schedule is an Eligible Mortgage Loan as of the date so identified.

(w) Employee Benefit Plans. (i) No Employee Plan of the Servicer or any ERISA Affiliate has incurred an “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), (ii) neither the Servicer nor any ERISA Affiliate has incurred liability under ERISA to the PBGC, (iii) neither the Servicer nor any ERISA Affiliate has partially or fully withdrawn from participation in a Multiemployer Plan, (iv) no Employee Plan of the Servicer or any ERISA Affiliate has been the subject of involuntary termination proceedings, (v) neither the Servicer nor any ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code), and (vi) no “reportable event” (as defined in Section 4043 of ERISA) has occurred in connection with any Employee Plan of the Servicer or any ERISA Affiliate other than events for which the notice requirement is waived under applicable PBGC regulations.

(x) Ownership. On the date of this Letter Agreement, AHMIC has beneficial ownership, directly or indirectly, of 100% of the issued and outstanding shares of each class of the stock of the Servicer and each Seller (other than AHMIC).

(y) No Adverse Selection. No adverse selection was used in connection with selecting the Mortgage Loans to be sold pursuant to the terms of the Repurchase Agreement nor in selecting any Mortgage Loans to be voluntarily repurchased thereunder.

(z) Collections.

(i) The conditions and requirements set forth in Paragraph 11(u) have at all times been satisfied and duly performed.

(ii) The names and addresses of all banks which hold the Collection Accounts, together with the account numbers of each Collection Account and the post office box number of each Lock-Box, are listed on Schedule IV or as set forth in a written notice from the Sellers to each Group Agent.

(iii) No Seller has granted any Person any Lien on, or dominion and control of, any Lock-Box or Collection Account, or the right to take any Lien on, or dominion and control of, any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.

(iv) The Sellers identify and post, or cause the Servicer to identify and post, in its master data processing records all Collections to the appropriate Mortgage Loan, indicated by loan number, within one (1) Business Day after receipt.

(aa) Authorized Representatives. Each individual designated as an Authorized Representative of the Seller or the Servicer, is authorized to give and receive notices, requests and instructions and to deliver certificates and documents in connection with this Letter Agreement and the Repurchase Agreement on behalf of the Seller or the Servicer, respectively, and the specimen signature for each such Authorized Representative, as applicable, initially authorized hereunder is set forth on Schedule VII. From time to time, the Seller and the Servicer may, by delivering to the others a revised exhibit, change the information previously given pursuant to this provisions, but each of the parties hereto shall be entitled to rely conclusively on the then current exhibit until receipt of a superseding exhibit.

(bb) Other Financing Facilities. Other than the financing facilities described on Schedule VIII or as described in a written notice from the Sellers to each Group Agent, no Seller has entered into any agreements pursuant to which it finances any Mortgage Loans.

(cc) Survival of Representations. All representations and warranties by the Sellers and the Servicer herein shall survive the making of the purchases under the Repurchase Agreement, and any investigation at any time made by or on behalf of the Agent or the Purchasers shall not diminish the right of the Agent, the Group Agents or the Purchasers to rely thereon.

11. Affirmative Covenants. Each of the Servicer and each Seller hereby covenants with the Agent, each Group Agent and each Purchaser, unless the Required Group Agents shall otherwise consent in writing, from the Effective Date until the Final Payout Date, as follows:

(a) Financial Statements and Reports. The Servicer, for so long as the Servicer is one of the Sellers, and thereafter the Sellers, shall furnish to the Group Agents the following, all in form and detail reasonably satisfactory to the Group Agents:

(i) promptly after becoming available, and in any event within 120 days after the close of each fiscal year of AHMIC, such Person’s audited consolidated and consolidating balance sheet as of the end of such fiscal year, and the related statements of income, stockholder’s equity and cash flows of such Person for such year showing within such consolidating balance sheets and statements of income the balance sheet and statements of income for the Sellers accompanied by (i) the related report of independent certified public accountants reasonably acceptable to the Group Agents, which report shall be to the effect that such statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods except for such changes in such principles with which the independent certified public accountants shall have concurred and (ii) if issued, the auditor’s letter or report to management customarily given in connection with such audit;

(ii) promptly after becoming available, and in any event within 60 days after the end of each fiscal quarter, excluding the fourth fiscal quarter, of each fiscal year of AHMIC, the unaudited consolidated and consolidating balance sheet of AHMIC as of the end of such fiscal quarter and the related statements of income, stockholders’ equity and cash flows of AHMIC for such fiscal quarter and the period from the first day of the then current fiscal year of AHMIC through the end of such fiscal quarter, showing within such consolidating balance sheets and statements of income the balance sheet and statements of income for the Sellers certified by a Financial Officer of AHMIC, to have been prepared in accordance with GAAP applied on a basis consistent with prior periods, subject to normal year-end adjustments;

(iii) promptly upon receipt thereof, a copy of each other report submitted to each of the Servicer, the Sellers and the Performance Guarantors by independent certified public accountants in connection with any annual, interim or special audit of the books of such Person;

(iv) promptly and in any event within twenty (20) days after the reasonable written request of the Agent or the Group Agents at any time and from time to time, a certificate, executed by a responsible officer of the Servicer and the Sellers, setting forth all of such Person’s warehouse borrowings and a description of the collateral related thereto;

(v) promptly and in any event within 60 days after the end of each of the first three (3) quarters in each fiscal year of the Sellers, and within 120 days after the close of the Sellers’ fiscal year, completed officer’s certificates in the from of Exhibits C-1 and C-2 hereto, executed by the president or chief financial officer of each of the Servicer and the Sellers, respectively;

(vi) upon written request of the Agent (who shall so request at the request of any Group Agent), promptly and in any event within 60 days after the end of each quarter (120 days in the case of the fourth quarter), a management report regarding the Sellers’ Mortgage Loan production for the prior quarter and year-to-date, in form and detail as reasonably required by the Agent;

(vii) promptly furnish copies of all reports and notices with respect to any “reportable event” defined in Title IV of ERISA that the Sellers or the Servicer files or that the Sellers or the Servicer is required to file under ERISA with the Internal Revenue Service, the PBGC or the U.S. Department of Labor or that the Sellers or the Servicer receives from the PBGC;

(viii) promptly after any Seller or the Servicer obtains knowledge thereof, notice of the Termination Date;

(ix) promptly after the Servicer obtains knowledge thereof, notice of any Event of Default or Incipient Event of Default;

(x) on each day after and during the continuance of an Event of Default, and at such other times as the Agent or any Group Agent shall reasonably request, a report which sets forth such loan level detail with respect to the Purchased Mortgage Loans (including Mortgagor identities and collection status) as the Agent or any Group Agent shall reasonably request;

(xi) in connection with the intention to implement any proposed material change and the effectiveness of all non-material changes to the Credit and Collection Policy, written notice of such proposed material change or non-material change; and

(xii) such other material information concerning the business, properties or financial condition of the Sellers as the Agent or any Group Agent may reasonably request.

(b) Taxes and Other Liens. The Sellers shall pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or upon any of its Property as well as all claims of any kind (including claims for labor, materials, supplies and rent) that, if unpaid, might become a Lien upon any or all of its Property; provided, however, the Sellers shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted by it or on its behalf and if it shall have set up reserves therefor adequate under GAAP.

(c) Maintenance. The Sellers shall maintain their corporate existence and shall comply with all Governmental Requirements except to the extent that failure to maintain such existence could not reasonably be expected to have a Material Adverse Effect.

(d) Further Assurances. The Sellers and the Servicer shall, each within three (3) Business Days after the request of the Agent, cure any defects in the execution and delivery of this Letter Agreement or any other Transaction Document. The Sellers and the Servicer shall, each at its expense, promptly execute and deliver to the Agent, upon the Agent’s reasonable request, all such other and further documents, agreements and instruments necessary to keep the Sellers and the Servicer, as applicable, in compliance with the covenants and agreements of the Sellers and the Servicer, respectively, in this Letter Agreement and in the other Transaction Documents or to further evidence and more fully describe the Purchased Assets, or to correct any omissions in this Letter Agreement or the other Transaction Documents, or more fully to state the security for the obligations set out herein or in any of the other Transaction Documents, or to perfect, protect or preserve any Liens created (or intended to be created) pursuant to any of the other Transaction Documents, or to make any recordings, to file any notices, or obtain any consents.

(e) Compliance with Laws. The Servicer shall comply with all applicable laws, rules, regulations and orders in connection with servicing the Purchased Assets except where such failure to comply could not reasonably be expected to have a Material Adverse Effect.

(f) Insurance.

(i) The Sellers and the Servicer shall each maintain with financially sound and reputable insurers, insurance with respect to its Properties and business against such liabilities, casualties, risks and contingencies and in such types and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated, including, without limitation, a fidelity bond or bonds in form and with coverage and with a company reasonably satisfactory to the Agent and with respect to such individuals or groups of individuals as the Agent may designate. Upon request of the Agent, the Sellers and the Servicer shall each furnish or cause to be furnished to the Agent from time to time a summary of the insurance coverage of the Sellers and the Servicer, respectively, in form and substance reasonably satisfactory to the Agent and if requested shall furnish the Agent with copies of the applicable policies.

(ii) With respect to the Purchased Assets (i) the Servicer, for as long as the Servicer is one of the Sellers, and thereafter the Sellers, shall cause the improvements on the land and building materials covered by each Mortgage and the builders and contractors to be kept continuously insured at all times by responsible insurance companies against fire and extended coverage hazards and, to the extent required by the Mortgage Contracts, against builder performance failures and such other risks as specified in the Mortgage Contracts in each case under policies, binders, letters, or certificates of insurance, with a standard mortgagee clause in favor of the original mortgagee and its successors and assigns or, in the case of a MERS Designated Mortgage Loan, the beneficial owner of such mortgage loan, and (ii) the Servicer, for so long as the Servicer is one of the Sellers, and thereafter the Sellers, shall cause each such policy to be in an amount equal to the lesser of the maximum insurable value of the improvements or the original principal amount of the Mortgage, without reduction by reason of any co-insurance, reduced rate contribution, or similar clause of the policies or binders.

(g) Accounts and Records. The Sellers and, so long as the Servicer and one of the Sellers are the same entity, the Servicer shall each keep books of record and account in which full, true and correct entries will be made of all material dealings or transactions in relation to its business and activities, in accordance with GAAP. The Sellers and the Servicer shall each maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate all records pertaining to the performance of the Sellers’ obligations under the agreements made with reference to any Mortgage Loans in the event of the destruction of the originals of such records) and keep and maintain all documents, books, records, computer tapes and other information necessary or advisable for the performance by the Sellers under the Transaction Documents.

(h) Periodic Visits. The Sellers and, so long as the Servicer and one of the Sellers are the same entity, the Servicer shall permit any officer, employee or agent of the Agent (including an independent certified public accountant selected by the Agent) to visit (each such visit, a “Periodic Visit”) and inspect any of its Properties, examine its books of record and accounts, documents (including without limitation computer tapes and disks), telecopies and extracts from the foregoing, and discuss its affairs, finances and accounts with its officers, accountants, and auditors, and to review the business of originating the Mortgage Loans, the sale of the Mortgage Loans by the Sellers, and the servicing of the Mortgage Loans by the Servicer, including the Servicer’s collections systems, all during reasonable business hours and as often as the Agent may desire but no more than twice during any twelve month period beginning on the date hereof and on each anniversary of the date hereof unless an Event of Default has occurred and is continuing. The Sellers agree to pay the reasonable costs of reviews and inspections performed pursuant to this Section 11(h), including the costs and expenses charged by the certified public accountant in preparing and delivering to the Agent with respect to the certified public accountant’s review on a scope and in a form reasonably acceptable to the Agent and each

Group Agent (such report, a “Report of Visit”); provided that the Sellers shall not be responsible for the costs of more than (i) one such review and inspection and (ii) one Report of Visit during any twelve month period beginning on the date hereof and on each anniversary of the date hereof unless an Event of Default has occurred and is continuing.

(i) Notice of Certain Events. The Sellers and, so long as the Servicer and one of the Sellers are the same entity (other than with respect to clause (g) hereof), the Servicer shall each promptly notify the Agent in writing upon (a) the receipt of any notice from, or the taking of any other material action by, the holder of any of its promissory notes, debentures or other evidences of Indebtedness with respect to a claimed default, together with a detailed statement by a responsible officer of the Sellers or the Servicer, as the case may be, specifying the notice given or other material action taken by such holder and the nature of the claimed default and what action the Sellers or the Servicer is taking or proposes to take with respect thereto, but only if such alleged default or event of default (if it were true) would also be an Incipient Event of Default or Event of Default under the Repurchase Agreement; (b) the commencement of, or any determination in, any legal, judicial or regulatory proceedings that, if adversely determined, could also be an Incipient Event of Default or Event of Default under the Repurchase Agreement; (c) any dispute between the Sellers or the Servicer, as the case may be, and any Governmental Authority or any other Person that, if adversely determined, could have a Material Adverse Effect; (d) any change in the business or financial condition of the Servicer, including, without limitation, the Servicer’s insolvency, that could reasonably be expected to have a Material Adverse Effect, or any adverse change in the business or financial condition of the Sellers, including, without limitation, the Sellers’ insolvency, that could reasonably be expected to have a Material Adverse Effect; (e) any other event or condition known to it that could reasonably be expected to have a Material Adverse Effect with respect to any Seller, the Servicer or any Performance Guarantor; (f) the receipt of any notice from, and or the taking of any action by any Governmental Authority indicating an intent to cancel a Seller’s or the Servicer’s right to be either a seller or servicer of such Governmental Authority’s insured or guaranteed Mortgage Loans; and (g) the receipt of any notice of any final judgment or order for payment of money applicable to the Servicer that could reasonably be expected to have a Material Adverse Effect, or the receipt of any notice of any final judgment or order for payment of money applicable to the Sellers that could reasonably be expected to have a Material Adverse Effect. Upon receipt of any notice under this Paragraph 11(i), the Agent shall provide a copy of such notice to each of the Group Agents.

(j) Performance of Certain Obligations. The Sellers and, so long as the Servicer and any of the Sellers are the same entity, the Servicer shall each perform and observe each of the provisions of each Mortgage Loan on its part to be performed or observed.

(k) Notice of Default. The Sellers shall furnish to the Agent immediately upon becoming aware of the existence of any Incipient Event of Default or Event of Default, a written notice specifying the nature and period of existence thereof and the action that the Sellers are taking or proposes to take with respect thereto.

(l) Compliance with Material Agreements. The Sellers and, so long as the Servicer and one of the Sellers are the same entity, the Servicer shall each comply in all material respects with all agreements, indentures, mortgages or documents (including, with respect to each Seller, its organizational documents) binding on it or materially affecting its Property or business in all cases where the failure to so comply could reasonably be expected to result in a Material Adverse Effect.

(m) Operations and Properties. The Sellers and, so long as the Servicer and one of the Sellers are the same entity, the Servicer shall each act prudently and in accordance with customary industry standards in managing and operating its Property and shall continue to underwrite, hedge and sell Mortgage Loans in the same diligent manner it has applied in the past.

(n) Full Disclosure. Neither any financial statements nor any Daily Market Value Report, Monthly Report, officer’s certificate or statement delivered by the Sellers or the Servicer to the Group Agents in connection with this Letter Agreement, will contain any untrue or inaccurate statement of material fact or omit to state a material fact necessary to make such information not misleading.

(o) Environmental Compliance. The Sellers and, so long as the Servicer and one of the Sellers are the same entity, the Servicer shall each use and operate all of its facilities and properties in compliance with all environmental laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all hazardous materials in compliance with all applicable environmental laws.

(p) Reserved.

(q) Special Affirmative Covenants Concerning Purchased Assets.

(i) The Sellers shall at all times warrant and defend the right, title and interest of the Purchasers, the Custodian and the Agent in and to the Purchased Assets against the claims and demands of all Persons whomsoever.

(ii) The Sellers and the Servicer shall each service or cause to be serviced all Purchased Mortgage Loans in the best interests of and for the benefit of the Purchasers, in accordance with the terms of the Transaction Documents, the terms of the Mortgage Note, the Mortgage Contract and the Mortgage, and to the extent consistent with such terms, in accordance with Accepted Servicing Standards, including without limitation taking all actions necessary to enforce the obligations of the Mortgagors under such Purchased Mortgage Loans. The Sellers and the Servicer each shall hold all escrow funds collected in respect of Purchased Mortgage Loans in trust, without commingling the same with any other funds, and apply the same for the purposes for which such funds were collected.

(iii) Each Seller and the Servicer shall mark its loan management system to the effect that the Sellers have sold all its rights, title and interest in the Purchased Mortgage Loan to the Buyer.

(r) Transaction Documents. The Sellers will perform all of their obligations under each Transaction Document to which it is a party and will enforce each Transaction Document to which it is a party in accordance with its terms in all respects.

(s) Delivery of Wet Loans. Each of the Sellers shall deliver to the Custodian, within 10 days after the date of origination of any Wet Loan, the Loan Documents relating to such Wet Loan which are required to be delivered to the Custodian pursuant to the Custodial Agreement.

(t) Anti-Money Laundering Laws. Within thirty (30) days following the issuance of applicable regulations pursuant to the USA Patriot Act of 2001, or any similar federal, state or local anti-money laundering laws and regulations (collectively, the “Anti-Money Laundering Laws”), each Seller shall have implemented and shall thereafter maintain a compliance program that meets the requirements of such Anti-Money Laundering Laws.

(u) Collections.

(i) Each of the Servicer and each Seller will cause (A) all Collections constituting Monthly Payments and repayments of principal to be remitted directly by the Mortgagors to a Lock-Box, a Collection Account or the Buyer’s Account, (B) all other Collections not described in clause (i) to be remitted by the applicable Takeout Investor, Takeout Lender or any other applicable Person directly to the Buyer’s Account, (C) all Collections constituting repayments of principal to be transferred to the Buyer’s Account within two (2) Business Days after receipt, (D) at the request of the Agent in its sole discretion at any time after the occurrence and during the continuance of an Event of Default, all Monthly Payments to be transferred to the Buyer’s Account within two (2) Business Days after receipt and (E) all proceeds from all Lock-Boxes to be directly deposited by the bank holding such Lock-Box into a Collection Account.

(ii) In the event any Collections are remitted directly to a Seller, the Servicer or any Affiliate of a Seller, such Seller or the Servicer shall or shall cause such Collections to be remitted to a Collection Account, or if required by this Paragraph 11(u), to the Buyer’s Account, in any case within two (2) Business Days following receipt thereof.

(iii) At all times prior to the remittance of Collections to the Buyer’s Account, the Seller or the Servicer, as applicable, will itself hold or, if applicable, will cause such Collections to be held in trust for the exclusive benefit of the Agent and the Purchasers.

(iv) In the event any amount not constituting Collections is deposited into any Collection Account or the Buyer’s Account, the Servicer shall cause such amount to be remitted to the appropriate Person within two (2) Business Days following such remittance.

(v) Each Seller will maintain exclusive ownership, dominion and control of each Lock-Box and Collection Account free and clear of any Lien and shall not grant any Lien or the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person.

(vi) Each Seller will identify and post, or cause the Servicer to identify and post, all Collections to the appropriate Mortgage Loan, indicated by loan number, within one (1) Business Day after receipt.

(vii) Each of the Servicer and each Seller agree that the Agent may deliver a “Notice of Exclusive Control” under, and as such term is defined in, the Account Control Agreement at any time in its sole discretion.

12. Negative Covenants. Each of the Servicer and each Seller hereby covenants with the Agent, each Group Agent and each Purchaser, unless the Required Group Agents shall otherwise consent in writing, from the Effective Date until the Final Payout Date, as follows:

(a) Limitations on Mergers and Acquisitions. The Servicer (so long as the Servicer and one of the Sellers are the same entity) shall not (i) merge or consolidate with or into any corporation or other entity unless the Servicer or one of the Sellers is the surviving entity of any such merger or consolidation or (ii) liquidate or dissolve.

(b) Fiscal Year. Neither the Sellers nor, so long as the Servicer and one of the Sellers are the same entity, the Servicer shall change its fiscal year other than to conform with changes that may be made to AHMIC’s fiscal year and then only after notice to the Agent and after whatever amendments are made to this Letter Agreement as may be reasonably required by the Agent, in order that the reporting criteria for the financial covenants contained in Paragraphs 11 and 12 remain substantially unchanged.

(c) Use of Proceeds. The Sellers shall not, directly or indirectly (i) use any of the proceeds of the Purchased Mortgage Loans for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock”, or of maintaining, reducing or retiring any Indebtedness originally incurred to purchase or carry a stock that is currently any “margin stock,” or for any other purpose that might constitute this transaction a “purpose credit,” in each case within the meaning of Regulation U, or otherwise take or permit to be taken any action that would involve a violation of such Regulation U, Regulation X, Regulation T or Regulation Z (12 C.F.R. 224, as amended) or any other regulation promulgated by the Federal Reserve Board, or (ii) violate Section 7 of the Securities Exchange Act of 1934, as amended, or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect.

(d) Actions with Respect to Purchased Assets. Neither the Sellers nor the Servicer shall:

(i) Compromise, extend, release, or adjust payments on any Purchased Assets, accept a conveyance of mortgaged Property in full or partial satisfaction of any Mortgage debt or release any Mortgage securing or underlying any Purchased Assets without the prior written consent of the Required Group Agents; or

(ii) Transfer, sell, assign or deliver any Purchased Assets pledged to the Agent to any Person other than the Agent.

(e) Liens. The Sellers will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create, incur, permit or suffer to exist any Lien upon or with respect to, any Purchased Asset, or upon or with respect to any account to which any Collections of any Purchased Asset are sent, or assign any right to receive income in respect thereof except as contemplated hereby, other than the Lien granted to the Agent under the Repurchase Agreement.

(f) Employee Benefit Plans. Neither the Sellers nor, so long as the Servicer and one of the Sellers are the same entity, the Servicer may permit any of the events or circumstances described in Paragraph 10(w) to exist or occur.

(g) Change of Principal Office. No Seller shall move its principal office, executive office or principal place of business from the address set forth in Paragraph 10(o) without 30-days’ prior written notice to the Agent. No Seller shall change their name, identity, place of organization or add a new jurisdiction of organization without 30 days’ prior written notice to the Agent.

(h) Deposits to Buyer’s Account. Neither the Sellers nor the Servicer shall deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Buyer’s Account, any cash or cash proceeds other than proceeds of the Purchased Assets.

(i) Credit and Collection Policies. Sellers shall promptly deliver any and all material amendments to its Credit and Collection Policy to the Agent; provided, that the Purchasers shall not be required to purchase any Mortgage Loans originated under any amended criteria if such amendment is not reasonably acceptable to the Required Group Agents.

(j) Minimum Tangible Net Worth.

The Sellers and the Servicer shall not:

(i) Permit at any time AHMIC’s Tangible Net Worth to be less than $914,000,000, plus 75% of the Net Cash Proceeds of any capital stock (including preferred stock) issued by AHMIC after June 30, 2006;

(ii) Permit at any time the Tangible Net Worth of American Home Mortgage Servicing, Inc. to be less than $30,000,000;

(iii) Permit at any time the Tangible Net Worth of American Home Mortgage Corp. to be less than $21,000,000;

(iv) Permit at anytime the Tangible Net Worth of American Mortgage Acceptance, Inc. to be less than $41,000,000; or

(v) Permit at any time the Tangible Net Worth of American Home Mortgage Servicing, Inc., American Home Mortgage Corp. and American Home Mortgage Acceptance, Inc. to be less than $147,000,000.

(k) Positive Net Income of AHMIC. AHMIC shall not permit its net income to be less than $1.00 for any period of two consecutive fiscal quarters.

(l) Collateral Value to Adjusted Consolidated Funded Debt Ratio. AHMIC shall not permit at any time the ratio of its Aggregate Collateral Value to its Adjusted Consolidated Funded Debt to be less than 1.00 to 1.00.

(m) Change in Payment Instructions to Mortgagors. Except as may be required by the Agent pursuant to the terms of any Transaction Document, none of the Servicer or any Seller will add or terminate any bank as a holder of a Collection Account, or make any change in the instructions to Mortgagors regarding payments to be made to any Lock-Box or Collection Account, unless the Agent shall have received prior written notice of such addition, termination or change; provided, however, that the Servicer may make changes in instructions to Mortgagors regarding payments if such new instructions require such Mortgagor to make payments to another existing Collection Account.

(n) Other Financing Facilities. Except for the financing facilities described on Schedule VIII or as described in a prior written notice from the Sellers to each Group Agent, no Seller will sell, pledge or otherwise finance any Mortgage Loans other than under the Repurchase Agreement.

13. Servicing Provisions.

(a) Designation of Servicer. The servicing, administration and collection of the Purchased Assets shall be conducted by the Servicer so designated hereunder from time to time in accordance with Accepted Servicing Practices for the benefit of the Agent, the Group Agents and the Purchasers. Until the Agent gives notice to the Servicer and the Sellers of the designation of a new Servicer after the occurrence of an Event of Default, American Home Mortgage Servicing, Inc. is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. The Agent may at any time following the occurrence of an Event of Default designate as Servicer any Person (including itself) to succeed AHM Servicing. Without the prior written consent of the Required Group Agents, the Servicer shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person; provided that, the consent of the Required Group Agents shall not be required for (i) the delegation of certain duties and responsibilities related to the payments of taxes and insurance, construction inspections and other matters, where such delegations are consistent with Accepted Servicing Practices or (ii) the delegation of any of its duties or responsibilities to any Seller. If the Agent shall designate as Servicer any Person other than AHM Servicing, all duties and responsibilities theretofore delegated by AHM Servicing may, following an Event of Default, at the discretion of the Agent, be terminated forthwith on notice given by the Agent to AHM Servicing. Notwithstanding the foregoing, (i) AHM Servicing shall be and remain primarily liable to the Agent, the Group Agents and the Purchasers for the full and prompt performance of all duties and responsibilities of the Servicer under the Transaction Documents and (ii) the Agent, the Group Agents and the Purchasers shall be entitled to deal exclusively with AHM Servicing in matters relating to the discharge by the Servicer of its duties and responsibilities under the Transaction Documents. The Agent, the Group Agents and the Purchasers shall not be required to give notice, demand or other communication to any Person other than AHM Servicing in order for communication to the Servicer and its sub-servicer or other delegate with respect thereto to be accomplished. AHM Servicing, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Letter Agreement.

(b) Duties of Servicer.

(i) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to (i) confirm the satisfaction of the conditions precedent to Mortgagor Advances under the Mortgage Contracts prior to the Sellers’ making such Mortgagor Advances, (ii) monitor compliance with the provisions of the Mortgage Contracts by the Mortgagors and the Sellers and (iii) collect each Purchased Asset from time to time, all in accordance Accepted Servicing Practices. The Sellers and the Agent hereby appoint the Servicer, from time to time designated pursuant to Section 15(a), as agent for themselves and for the Purchasers to enforce their respective rights and interests in the Purchased Assets and the Collections thereof.

(ii) The Servicer shall service the Purchased Assets in accordance with the terms of this Letter Agreement.

(iii) The Servicer shall hold in trust for the Sellers and the Purchasers, in accordance with their respective interests, all books and records (including, without limitation, computer tapes or disks) that relate to the Purchased Assets.

(iv) The Servicer shall, as soon as practicable following receipt, turn over to the Sellers, any cash collections or other cash proceeds received with respect to Property not constituting Purchased Assets.

(v) The Servicer shall perform the duties and obligations of the Servicer set forth in the Custodial Agreement and the Account Control Agreement.

(vi) The Servicer shall deliver to the Agent and each Group Agent (i) on each Business Day, a Daily Market Value Report in substantially the form of Exhibit A hereto (the “Daily Market Value Report”) and, (ii) on each Determination Date, a Monthly Report in substantially the form of Exhibit B hereto (the “Monthly Report”).

(vii) The Servicer shall monitor the adequate and timely payment of taxes and insurance related to the Mortgaged Properties.

(viii) Until such time as the Agent has exercised its right to take exclusive control over the Buyer’s Account, on each Business Day the Servicer shall direct the Bank to remit the amounts on deposit therein to the Agent and the Group Agents, as applicable, to pay the Repurchase Prices and all other amounts due and payable to the Agent, the Group Agents and the Purchasers in accordance with the Transaction Documents. Amounts on deposit in the Buyer’s Account may be released to the Sellers in accordance with Paragraph 4(c) of the Repurchase Agreement and subject to the conditions precedent set forth in clauses (ii) through (x) of Paragraph 9(b).

(c) Certain Rights of the Agent. At any time following the designation of a Servicer other than the Sellers pursuant to Section 15(a) or following an Event of Default:

(i) The Agent may direct the Mortgagors that all payments thereunder be made directly to the Agent or its designee.

(ii) At the Agent’s request and at the Sellers’ expense, the Sellers shall notify each Mortgagor of the Lien on the Purchased Assets and direct that payments be made directly to the Agent or its designee.

(iii) At the Agent’s reasonable request and at the Sellers’ expense, the Sellers and the Servicer shall (i) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Purchased Mortgage Loans and Collections and Purchased Assets, or that are otherwise necessary or desirable to service and/or collect the Purchased Assets, monitor the compliance with the Mortgage Contracts and perform the obligations of the Seller under the Mortgage Contracts, including, without limitation, all documents related to the contractor or builder and any construction inspector, and shall make the same available to the Agent at a place selected by the Agent or its designee, and (ii) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

(d) Rights and Remedies.

(i) If the Servicer fails to perform any of its obligations under this Letter Agreement, the Agent may (but shall not be required to) itself perform, or cause performance of, such obligation; and the Agent’s reasonable costs and expenses incurred in connection therewith shall be payable by the Servicer.

(ii) With respect to each Mortgage Loan, the Servicer shall follow the Accepted Servicing Practices. The exercise by the Agent on behalf of the Purchasers of their rights under this Letter Agreement shall not release the Servicer from any of its duties or obligations with respect to any Mortgage Loans. Neither the Agent, nor the Purchasers shall have any obligation or liability with respect to any Mortgage Loans, nor shall any of them be obligated to perform the obligations of the Sellers thereunder.

(e) Servicing Fee. The Sellers shall pay to the Servicer a servicing fee at such times and in such amount as agreed upon between the Sellers and the Servicer. In no event shall any Purchaser, any Group Agent or the Agent be responsible or liable for any servicing fee due or owing to the Servicer.

(f) Indemnities by the Servicer.

Without limiting any other rights the Indemnified Parties may have hereunder or under applicable law, and in consideration of its appointment as Servicer, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts awarded against or incurred by any of them arising out of or resulting from any of the following excluding, however, (x) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, (y) recourse for Purchased Assets that are not collected, not paid or uncollectible on account of the insolvency, bankruptcy or financial inability to pay of the applicable Mortgagor or (z) any Excluded Taxes:

(i) any representation or warranty or statement made or deemed made by the Servicer under or in connection with this Letter Agreement that shall have been incorrect in any respect when made;

(ii) the failure by the Servicer to comply in any material respect with any applicable law, rule or regulation with respect to any Purchased Asset or the failure of any Mortgage Loan to conform to any such applicable law, rule or regulation;

(iii) any failure of the Servicer to perform its duties or obligations in accordance with the provisions of this Letter Agreement and the other Transaction Documents;

(iv) the commingling of Collections at any time by the Servicer with other funds;

(v) any action or omission by the Servicer reducing or impairing the rights of the Agent or the Purchasers with respect to any Purchased Asset or the value of any Purchased Asset;

(vi) any Servicer Fees or other costs and expenses payable to any replacement Servicer, to the extent in excess of the Servicer Fees payable to the Servicer hereunder; or

(vii) any claim brought by any Person other than an Indemnified Party arising from any activity by the Servicer or its Affiliates in servicing, administering or collecting any Purchased Asset.

14. Binding Effect; Assignments and Participations; Joinder.

(a) This Letter Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns; provided no Seller may assign any of its obligations hereunder without the prior written consent of each Group Agent.

(b) Any Conduit Purchaser may at any time assign all or a portion of its rights and obligations under this Letter Agreement and any other Transaction Document or any Transaction without the consent of, but with notice to the Sellers, to (i) any other Purchaser, (ii) to any Liquidity Provider, (iii) to any commercial paper conduit managed by such Conduit Purchaser’s sponsor or administrator bank, or (iv) any Affiliate of such Conduit Purchaser’s sponsor bank. In addition, any Conduit Purchaser may, with the consent of each Seller (such consent not to be unreasonably withheld, delayed or conditioned) and the Agent, assign at any time all or any portion of its rights and obligations hereunder and interests herein to any other Person not listed in the immediately preceding sentence; provided that the Sellers’ consent to such an assignment shall not be required and the preceding proviso shall not apply after the occurrence and during the continuance of an Event of Default.

(c) Any Committed Purchaser may at any time assign all or a portion of its rights and obligations under this Letter Agreement and any other Transaction Document or any Transaction, without the consent of, but with notice to the Sellers, to (i) any other Committed Purchaser or (ii) any Affiliate of such Committed Purchaser. In addition, any Committed Purchaser may, with the consent of each Seller (such consent not to be unreasonably withheld, delayed or conditioned), the applicable Group Agent and the Agent, assign at any time all or any portion of its rights and obligations hereunder and interests herein to any other Person; provided that the Sellers’ consent to such an assignment shall not be required and the preceding proviso shall not apply after the occurrence and during the continuance of an Event of Default.

(d) Any Purchaser may, without the consent of any Person, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of its rights and obligations under the Repurchase Agreement, this Letter Agreement, any Transaction Document or any Transaction; provided that after giving effect to such sale, (i) such Purchaser’s obligations under the Repurchase Agreement and this Letter Agreement shall remain unchanged, (ii) such Purchaser shall remain solely responsible to the other parties to the Repurchase Agreement and this Letter Agreement for the performance of such obligations, and (iii) each of the parties to the Repurchase Agreement and this Letter Agreement shall continue to deal solely and directly with the selling Purchaser in connection with its rights and obligations under the Repurchase Agreement and this Letter Agreement. Any agreement or instrument pursuant to which a Purchaser sells such a participation shall provide that the Participant shall not have any right to direct the enforcement of the Repurchase Agreement, this Letter Agreement or the other Transaction Documents or to approve any amendment, modification or waiver of any provision of the Repurchase Agreement, this Letter Agreement or the other Transaction Documents; provided that such agreement or instrument may provide that the selling Purchaser will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i)

reduces the Repurchase Price in respect of any Purchased Mortgage Loans or any amount of Price Differential or interest payable under the Repurchase Agreement or this Letter Agreement or delays any scheduled date for payment thereof or (ii) reduces any Fees payable by any Seller to the Agent, the applicable Group Agent or such Purchaser (to the extent relating to payments to the Participant) or delays any scheduled date for payment of such fees. Each Seller acknowledges and agrees that any Purchaser’s source of funds may derive in part from its Participants. Accordingly, references in the terms and provisions of this Letter Agreement and the other Transaction Documents to determinations, reserve and capital adequacy requirements, expenses, increased costs, reduced receipts and the like as they pertain to any Purchaser shall be deemed also to include those of its Participants; provided, that the Sellers shall not be required to make any payments in respect of such items in excess of what would be payable to the applicable Purchaser if the Purchaser had not sold such participation.

(e) Notwithstanding any other provision of this Letter Agreement to the contrary, any Purchaser or Liquidity Provider or credit support provider to a Conduit Purchaser may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of the Repurchase Price in respect of any Purchased Mortgage Loans or any amount of Price Differential or interest payable under the Repurchase Agreement or this Letter Agreement) to secure obligations of such Person to a Federal Reserve Bank, without notice to or consent of any Seller, any Group Agent or the Agent; provided, that no such pledge or grant of a security interest shall release any Purchaser from any of its obligations hereunder or substitute any such pledgee or grantee for such Purchaser as a party hereto.

(f) Upon the Sellers’ request, an additional Group may be added to this Letter Agreement at any time by the execution and delivery of a Joinder Agreement by the members of such proposed additional Group, the Sellers, and the Agent, which execution and delivery shall not be unreasonably refused by such parties. Upon the effective date of such Joinder Agreement, (i) each Person specified therein as a “Conduit Purchaser” shall become a party hereto as a Conduit Purchaser, entitled to the rights and subject to the obligations of a Conduit Purchaser hereunder, under the Repurchase Agreement and the other Transaction Documents, (ii) each Person specified therein as a “Committed Purchaser” shall become a party hereto as a Committed Purchaser, entitled to the rights and subject to the obligations of a Committed Purchaser hereunder, under the Repurchase Agreement and the other Transaction Documents, (iii) each Person specified therein as a “Group Agent” shall become a party hereto as a Group Agent, entitled to the rights and subject to the obligations of a Group Agent hereunder, under the Repurchase Agreement and the other Transaction Documents, (iv) the Facility Limit shall be increased by an amount equal to the aggregate Commitments of the Committed Purchasers party to such Joinder Agreement, and (v) appropriate assignments shall be executed among the Groups such that, after giving effect to the addition of the new Group, each Group shall have funded its Group Pro Rata Share of the aggregate Purchase Price. Pursuant to such Joinder Agreement (i) the new Group Agent shall become a party to the Fee Letter with the other Group Agents and the Sellers and (ii) the new Conduit Purchaser, the new Committed Purchaser, and the new Group Agent shall become parties to the Agency Agreement with the other Conduit Purchasers, Committed Purchasers and Group Agents.

(g) The Agent may at any time assign all or a portion of its rights and obligations under this Letter Agreement and any other Transaction Document or any Transaction, without the consent of, but with notice to the Sellers, to (i) any Group Agent or (ii) any Affiliate of a Group Agent. In addition, the Agent may, with the consent of the Sellers (such consent not to be unreasonably withheld, delayed or conditioned) and the Group Agents, assign at any time all or any portion of its rights and obligations hereunder and interests herein to any other Person; provided that the Sellers’ consent to such an assignment shall not be required after the occurrence and during the continuance of an Event of Default.

(h) Any Group Agent may at any time assign all or a portion of its rights and obligations under this Letter Agreement and any other Transaction Document or any Transaction, without the consent of, but with notice to the Sellers, to (i) any other Group Agent or (ii) any Affiliate of a Group Agent. In addition, any Group Agent may, with the consent of the Sellers (such consent not to be unreasonably withheld, delayed or conditioned) and the Group Agents, assign at any time all or any portion of its rights and obligations hereunder and interests herein to any other Person; provided that the Sellers’ consent to such an assignment shall not be required after the occurrence and during the continuance of an Event of Default.

15. Amendments and Waivers. No amendment, waiver, supplement or other modification of this Letter Agreement shall be effective unless made in writing and executed by each of the Sellers, the Servicer, the Agent, and the Required Group Agents (or if required by the Agency Agreement, each Group Agent).

16. Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and shall be personally delivered or sent by registered mail, return receipt requested, or by courier or by facsimile, to each party hereto, at its address specified in Paragraph 14 of the Repurchase Agreement or in the case of the Group Agents and the Purchasers, as set forth on Schedule VI hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of overnight courier, two (2) days after being deposited with such courier, or, in the case of notice by facsimile, when electronic confirmation of receipt is obtained, in each case addressed as aforesaid. Each Seller agrees to provide each Group Agent with copies of any notice delivered to the Agent under the Repurchase Agreement on the same day such notice is delivered.

17. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a) THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE

JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS PARAGRAPH 17 SHALL AFFECT THE RIGHT OF AGENT, ANY PURCHASER OR ANY GROUP AGENT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY SELLER OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH PARTY HERETO CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS FOR NOTICES HEREUNDER SPECIFIED IN PARAGRAPH 16.

(b) EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE AMONG ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATING TO OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS LETTER AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

18. Right of Setoff. Each of the Agent, each Group Agent and each Purchaser is hereby authorized (in addition to any other rights it may have) at any time after the occurrence of the Termination Date due to the occurrence of an Event of Default, or at any time that any obligation of any Seller hereunder or under the Repurchase Agreement is due and payable, to set off claims and apply property held by them against obligations owing to them (including, with respect to the Agent’s, each Group Agent’s and each Purchasers’ such right, to set off or net claims against the property of any Seller regardless of which Seller’s obligations are outstanding) to, or for the account of, such Seller or any other Seller against the amount of the obligations owing by such Seller to such Person. Each Seller hereby irrevocably and unconditionally waives all right to setoff that it may have under contract (including this Letter Agreement), applicable law or otherwise with respect to any funds or monies of the Agent, any Group Agent or any Purchaser at any time held by or in the possession of such Seller.

19. Ratable Payments. If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any obligation of any Seller in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such amount, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such obligation held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such obligations, as applicable; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

20. Limitation of Liability.

(a) Each party hereto agrees that it shall not assert any claim against any Indemnified Party for, and no Indemnified Party will have any liability for, special, indirect, consequential or punitive damages in connection with the Transaction Documents, or the transactions contemplated hereby.

(b) Notwithstanding anything to the contrary contained herein, the obligations of the Conduit Purchasers under this Letter Agreement are solely the corporate obligations of each such Conduit Purchaser and shall be payable only at such time as funds are actually received by, or are available to, such Conduit Purchaser in excess of funds necessary to pay in full all outstanding Promissory Notes issued by such Conduit Purchaser and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such Conduit Purchaser. Each party hereto agrees that the payment of any claim (as defined in Section 101 of Title 11 of the Bankruptcy Code) of any such party shall be subordinated to the payment in full of all Promissory Notes. Notwithstanding the foregoing, if any Seller pays the Repurchase Price and all other amounts due and payable hereunder, such Seller shall have the rights under the Repurchase Agreement for the transfer to it of its Purchased Mortgage Loans related to such Repurchase Price without such subordination.

(c) No recourse under any obligation, covenant or agreement of any Conduit Purchaser contained in this Letter Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of such Conduit Purchaser or any of its Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Letter Agreement is solely a corporate obligation of such Conduit Purchaser, and that no personal liability whatsoever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any Conduit Purchaser or any of its Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such Conduit Purchaser contained in this Letter Agreement, or implied therefrom, and that any and all personal liability for breaches by any Conduit Purchaser of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Letter Agreement.

21. No Insolvency Proceedings. Each party hereto hereby agrees that it will not institute against any Conduit Purchaser any Act of Insolvency so long as any Promissory Notes of such Conduit Purchaser shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Promissory Notes shall have been outstanding.

22. Confidentiality.

(a) Each of the parties hereto hereby agrees that, from the commencement of discussions with respect to the transaction contemplated by this Letter Agreement, each of the parties hereto (and each of their respective, and their respective Affiliates’, employees, officers, directors, advisors, representatives and agents) are permitted to disclose to any and all Persons, without limitation of any kind, the structure and tax aspects (as such terms are used in Sections 6011, 6111 and 6112 of the IRC and the regulations promulgated thereunder) of the transaction, and all materials of any kind (including opinions or other tax analyses) that are provided to any of the parties hereto related to such structure and tax aspects. In this regard, each of the parties hereto hereby acknowledges and agrees that the disclosure of the structure or tax aspects of the transaction is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding). Furthermore, each of the parties hereto hereby acknowledges and agrees that it does not know or have reason to know that its use or disclosure of information relating to the structure or tax aspects of the transaction is limited in any other manner (such as where the transaction is claimed to be proprietary or exclusive) for the benefit of any other Person. In this regard, each of the parties hereto intends that the transaction will not be a “confidential transaction” under the above-mentioned Sections of the IRC and regulations.

(b) Subject to subparagraph (a) of this Paragraph 22, no party hereto may disclose to any Person or entity the existence of this Letter Agreement or the terms hereof (including, without limitation, any specific pricing information provided by the Agent or the amount or terms of any fees payable to the Group Agents or the Purchasers in connection with the transaction), to the extent such terms do not constitute “structure” or “tax aspects” under Section 6011, 6111 or 6112 of the IRC or the regulations promulgated thereunder, or the existence and status of any ongoing negotiations between the Sellers, the Agent, the Group Agents and the Purchasers concerning the transaction (collectively, the “Product Information”), except (i) to the extent required by applicable law, regulation, subpoena or other legal process, (ii) to the extent requested by any governmental or regulatory authority having jurisdiction over the Agent, any Group Agent, any Purchaser, any Purchaser Representative, the Servicer, any Seller or any Company Representative, (iv) to any applicable rating agency responsible for rating the Promissory Notes of any Conduit Purchaser, (v) to any actual or potential subordinated investor in any Conduit Purchaser that has signed a confidentiality agreement containing restrictions on disclosure substantially similar to this paragraph, or (vi) to any Purchaser Representative, or with respect to any Seller or the Servicer, to its and its Affiliates’ officers, directors, employees, agents, accountants, legal counsel and other representatives (collectively “Company Representatives”), in each case, who have a need to know the Product Information for the purpose of assisting in the negotiation and completion of the transaction and who agree to be bound by the provisions of this section. The Sellers, the Servicer, the Agent, the Group Agents and the Purchasers, as applicable will be responsible for any failure of any of its respective Purchaser Representatives or Company Representatives, as applicable, to comply with the provisions of this Paragraph 22. Product Information shall not include, however, information that is a matter of general public knowledge or has heretofore been or is hereafter published in any source generally available to the public.

(c) None of the Agent, the Group Agents or the Purchasers will disclose to any person or entity the confidential or proprietary information of any Seller furnished to the Agent, any Group Agent or any Purchaser in connection with this Letter Agreement and the Transactions (the “Seller Information”), except (i) to their respective and their Affiliates’ officers, directors, employees, agents, accountants, legal counsel and other representatives (collectively, the “Purchaser Representatives”) who have a need to know the Seller Information for the purpose of assisting in the negotiation of the Repurchase Agreement and the consummation of the Transactions contemplated thereunder and hereunder and who agree to be bound by the provisions in this Paragraph 22, (ii) to the extent required by applicable law, regulation, subpoena or other legal process, (iii) to the extent requested by any governmental or regulatory authority having jurisdiction over the Agent, any Group Agent, any Purchaser or any Purchaser Representative, (iv) to any applicable rating agency responsible for rating the Promissory Notes of any Conduit Purchaser; or (v) to any actual or potential subordinated investor in any Conduit Purchaser that has signed a confidentiality agreement containing restrictions on disclosure substantially similar to this paragraph.

23. Counterparts. This Letter Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

24. No Waiver; Remedies. No failure on the part of the Agent, any Group Agent or any Purchaser to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

25. Integration; Binding Effect; Survival of Termination. This Letter Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Letter Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). Any provisions of this Letter Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Letter Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provisions of Paragraphs 5 through 8, 17, 20, 21 and 22 and the obligations of the Sellers under Paragraph 15 of the Repurchase Agreement shall survive the termination of this Letter Agreement.

[Signature pages follow]

Please confirm our mutual agreement as set forth herein and acknowledge receipt of this Letter Agreement by executing below.

Very truly yours,

ABN AMRO BANK N.V., as the Agent, and as Group Agent for the ABN AMRO Group

By:	/s/ Kevin J. Hayes
Name:	Kevin J. Hayes
Title:	Director

By:	/s/ Therese Gremley
Name:	Therese Gremley
Title:	Vice President

AMSTERDAM FUNDING CORPORATION, as a Conduit Purchaser in the ABN AMRO Group

By:	/s/ Bernard J. Angelo
Name:	Bernard J. Angelo
Title:	Vice President

Signature Page to

Letter Agreement

CONFIRMED AND ACKNOWLEDGED:
AMERICAN HOME MORTGAGE ACCEPTANCE, INC., as a Seller

By:	/s/ Alan B. Horn
Name:	Alan B. Horn
Title:	Executive Vice President General Counsel & Secretary

AMERICAN HOME MORTGAGE CORP., as a Seller

By:	/s/ Alan B. Horn
Name:	Alan B. Horn
Title:	Executive Vice President General Counsel & Secretary

AMERICAN HOME INVESTMENT CORP., as a Seller

By:	/s/ Alan B. Horn
Name:	Alan B. Horn
Title:	Executive Vice President General Counsel & Secretary

AMERICAN HOME MORTGAGE SERVICING, INC., as a Seller and as Servicer

By:	/s/ Alan B. Horn
Name:	Alan B. Horn
Title:	Executive Vice President General Counsel & Secretary

Signature Page to

Letter Agreement

SCHEDULE I

Groups; Commitments; Purchase Limits

ABN AMRO Group

Group Agent:	ABN AMRO Bank N.V.

Conduit Purchasers:	Amsterdam Funding Corporation

Purchase Limit:	$250,000,000

Committed Purchaser:	ABN AMRO Bank N.V.

Commitment:	$250,000,000

SCHEDULE VI

Notice Addresses

ABN AMRO Group

Group Agent:	ABN AMRO Bank N.V.
540 West Madison Street
Chicago, Illinois 60661
Attention: Therese Gremley
Facsimile: (312) 992-1527
E-mail Address: therese.gremley@abnamro.com
Telephone Confirmation: (312) 904-6263

Conduit Purchasers:	Amsterdam Funding Corporation
c/o Global Securitization Services, LLC
114 West 47th Street, Suite 1715
New York, New York 10036
Attention: Andrew Stidd
Telephone: (212) 302-8330
Telecopy: (212) 302-8767

with a copy to:

ABN AMRO Bank N.V.
Structured Finance, Asset Securitization
540 West Madison Street
Chicago, Illinois 60661
Attention: Amsterdam-Administrator
Telephone: (312) 904-6263
Telecopy: (312) 992-1527

Committed Purchaser:	ABN AMRO Bank N.V.
540 West Madison Street
Chicago, Illinois 60661
Attention: Therese Gremley
Facsimile: (312) 992-1527
E-mail Address: therese.gremley@abnamro.com
Telephone Confirmation: (312) 904-6263